Exhibit 10.1


                              DATED 17th JULY, 2000



                                   INTERX PLC


                                INTERX MEDIA PLC


                                       and


                             BELL MICROPRODUCTS INC.




                           --------------------------


                                    AGREEMENT

                          for the sale and purchase of
                    the whole of the issued share capital of
                             Ideal Hardware Limited
                          ----------------------------





                                  ALLEN & OVERY
                                     London



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                                    CONTENTS


Clause                                                               Page

1.       Definitions...................................................1
2.       Sale and Purchase.............................................5
3.       Consideration.................................................6
4.       Completion Accounts...........................................6
5.       Condition Precedent...........................................6
6.       Warranties....................................................7
7.       Limitations on Warranty Claims................................8
8.       Covenants up to Completion...................................12
9.       Rescission...................................................14
10.      Completion...................................................14
11.      Exit Charge..................................................16
12.      Employees....................................................16
13.      Loans........................................................17
14.      Guarantees...................................................17
15.      Protective Covenants.........................................18
16.      Independent Accountant.......................................19
17.      Agreed Claims................................................20
18.      Whole agreement..............................................21
19.      Announcements................................................21
20.      Notices......................................................21
21.      General......................................................22
22.      Governing Law and Jurisdiction...............................25
23.      Rights of Third Parties......................................26
24.      Guarantee....................................................26
25.      Access to Books and Records; Cooperation with Purchaser......28

Schedules

1.    Particulars of Newco............................................29
2.    Particulars of the Subsidiaries.................................30
3.    Warranties......................................................33
4.    Scheduled Intellectual Property.................................60
5.    Pro forma Completion Accounts...................................61

THIS AGREEMENT is made on 17th July, 2000 BETWEEN:

(1) INTERX PLC (registered number 1876997) whose registered office is at Fountain Court, Cox Lane, Chessington, Surrey, KT9 1SJ ("InterX");

(2) INTERX MEDIA PLC (formerly called Ideal Hardware plc) (registered number 3621733) whose registered office is at Fountain Court, Cox Lane, Chessington, Surrey KT9 1SJ (the "Seller"); and

(3) BELL MICROPRODUCTS INC. whose principal executive office is at 1941 Ringwood Avenue, San Jose, California 95131-1721, USA (the "Purchaser").

WHEREAS:

(A) Newco (as defined below) is a private company limited by shares short particulars of which are set out in Schedule 1 having an authorised capital of (pound)1,000,000 divided into 1,000,000 ordinary shares of (pound)1 each, all of which have been issued fully paid or credited as fully paid (the "Shares").

(B) With effect from midnight on 2nd June, 2000 the Seller transferred all of the assets and certain specified liabilities of the Seller to Newco with a view to Newco carrying on the business as a going concern in succession to the Seller.

(C)      The Seller is beneficially entitled to the Shares.

(D) Newco is the beneficial owner of the entire issued share capitals of the Subsidiaries.

(E) The Seller wishes to sell and the Purchaser wishes to purchase the whole of the issued share capital of Newco for the consideration and upon the terms and subject to the conditions set out in this agreement.

(F) InterX has agreed to guarantee certain obligations of the Seller pursuant to this agreement.

IT IS AGREED as follows:

1.       Definitions

(1)      In this agreement:

         "Accounts" means all of the audited balance sheets as at the Accounts Date and the audited profit and loss accounts for the year ended on the Accounts Date for the Seller and the notes to them and any directors' and auditors' reports annexed or attached to them in the Agreed Form;

         "Accounts Date" means 30th July, 1999;

         "Agreed Claim" means a claim which has been (a) accepted by the Seller as to its validity and its amount; (b) determined to be valid by a

         Queen's Counsel in accordance with clause 17; or (c) adjudicated by a court of competent jurisdiction as being recoverable by the Purchaser (such adjudication carrying no right of appeal or in respect of which the relevant party has indicated that it does not intend to appeal);

         "Agreed Form" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Seller's Solicitors and the Purchaser's Solicitors;

         "Business" means the business formerly carried on by the Seller and which was transferred to Newco with effect from midnight on 2nd June, 2000 pursuant to the Hivedown Agreement and which has been carried on since that time by Newco;

         "Claim" means a claim under the Warranties or the Tax Deed, submitted by the Purchaser to the Seller in accordance with the notice provisions in clause 6, which is not an Agreed Claim;

         "Completion" means completion of the sale and purchase of the Shares in accordance with clause 10;

         "Completion Accounts" has the meaning set out in clause 4;

         "Completion Accounts Date" means 29th July, 2000 if Completion occurs on or before 11th August, 2000 or the date of Completion if Completion occurs after 11th August, 2000;

         "Computer Systems" means all computer systems used by any Group Company at any time, including computing and electronic and technical equipment linked to a computer, hardware, Software, programs, data, electronic data, processing systems and all associated equipment and materials from time to time;

         "Confidential Information" means all business information belonging or relating to any member of the Group and their respective businesses, customers, suppliers, assets, liabilities, plans and projections, which is confidential (whether or not so stated or marked and whether or not in tangible form);

         "Consideration" means the aggregate of the Initial Consideration and the Deferred Payment, if the Deferred Payment is payable by the Purchaser or the Initial Consideration less the Deferred Payment if the Deferred Payment is payable by the Seller;

         "Damages" means all losses, damages, liabilities, obligations, penalties, fines, interest and reasonable expenses including court costs and reasonable legal fees and expenses;

         "Deferred Payment" means the amount (if any) payable by the Seller or the Purchaser, as the case may be in accordance with Schedule 5;

         "Disclosure Letter" means the letter of the same date as this agreement from the Seller to the Purchaser a copy of which is in the Agreed Form;

         "Employees" means all those persons particulars of whom are set out in the Disclosure Letter;

         "Employment Acts" means the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Equal Pay Act 1970, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Working Time Regulations 1998, the Health and Safety at Work etc. Act 1974;

         "Environmental Matters" means any activity involving Hazardous Material or having or likely to have a polluting effect on the environment including (without limitation) noise, vibrations, smells and dust.

         "Event" has the meaning as defined in the Tax Deed;

         "Exit Charge" has the meaning set out in clause 11;

         "Final Disclosure Letter" means the letter from the Seller to the Purchaser to be given at Completion in accordance with clause 6(3), Part A of which is in Agreed Form;

         "Group Companies" or "Group" means the Company and the Subsidiaries and "Group Company" means any of them;

         "Hazardous Material" means any substance or material which either alone or together with other substances or materials is capable of causing harm to human health, harm to any living organism or damage to the environment.

         "Hivedown Agreement" means the agreement dated 5th June, 2000 between the Seller and Newco relating to the hivedown of the Business;

         "Independent Accountant" has the meaning set out in clause 16;

         "Initial Consideration" has the meaning set out in clause 3;

         "InterX Debtor" has the meaning set out in Schedule 5;

         "Intellectual Property" means any know-how, patents, trade marks, service marks, domain names, designs, design rights, copyrights, utility model, logos, confidential processes and information, inventions, discoveries and improvements, trading and business names, database rights, moral rights, get-up, other intellectual property rights and any rights in the nature of intellectual property rights (in each case whether registered or not and including application for registration thereof) and all rights or forms of protection of a similar nature or having equivalent or similar effect or any other matters which may subsist in any part of the world including all Proprietary Information, Technical Information and Confidential Information;

         "Leases" means the leases in relation to the Properties, each in Agreed Form;

         "Loans" means the aggregate net amount due as at Completion from the Group Companies to members of the Seller's Group (other than the InterX Debtor, which is dealt with in accordance with Schedule 5);

         "Newco" or the "Company" means Ideal Hardware Limited (registered number 3969946);

         "Options" means the options in respect of the Properties in the Agreed Form;

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

         "Properties" means the properties known as the freehold land and buildings on the south side of Cox Lane and the east side of Mount Road Tolworth being the whole of the land registered at HM Land Registry with absolute title under title number SGL287800 (and comprising the buildings now known as Fountain Court) and the freehold land and buildings known as Cox House Davis Road Chessington being the whole of the land registered at HM Land Registry with absolute title under title number TGL 152423 (including the building known as Thrust House) and "Property" means either of them as the context may require;

         "Proprietary Information" means confidential information and business secrets relating to any member of the Group including technical, commercial and financial information and names and lists of customers of and suppliers of any member of the Group but excluding any such information which after Completion comes to be in the public domain other than by reason of a default by the Sellers in the performance of their obligations hereunder;

         "Purchaser's Group" means the Purchaser and subsidiaries of the Purchaser (other than the Group Companies);

         "Purchaser's Solicitors" means Wedlake Bell of 16 Bedford Street, Covent Garden, London WC2E 9HF;

         "Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

         "Relief" has the meaning as defined in the Tax Deed;

         "Right to Repayment" has the meaning as defined in the Tax Deed;

         "Security Interest" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, assignment, security interest or other encumbrance or equity of any kind securing any obligation of any person, any right conferring a priority of payment in respect of any obligation of any person or any retention of title clause or provision (including an agreement or commitment to cause any of the same);

         "Seller's Group" means InterX and its subsidiaries excluding the Group Companies;

         "Seller's Solicitors" means Allen & Overy of One New Change, London EC4M 9QQ;

         "Software" means any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and any manuals or other documentation relating thereto;

         "subsidiary" means a subsidiary for the purposes of the Companies Act 1985;

         "Subsidiaries" means the companies details of which are set out in
         Schedule 2;

         "Taxation" has the meaning assigned to it in the Tax Deed;

         "Taxes Act" means the Income and Corporation Taxes Act 1988;

         "Tax Deed" means the tax deed to be entered into at Completion by the Seller and the Purchaser in the Agreed Form;

         "Taxation Statute" includes all statutes, statutory instruments, enactments, laws, bye-laws, directives, decrees, ordinances, regulations and other legislative provisions imposing or relating to Taxation;

         "Technical Information" means all data, formulae, methods, techniques, recipes, specifications and other industrial information and techniques used by any Group Company;

         "VATA" means the Value Added Tax Act 1994; and

         "Warranties" means the warranties contained in clauses 6(1), 6(2) and
         Schedule 3.

(2) In this agreement any reference, express or implied, to an enactment includes references to:

         (a) that enactment as re-enacted, amended, extended or applied by or under any other enactment before or after the signature of this agreement;

         (b) any enactment which that enactment re-enacts (with or without modification); and

         (c) any subordinate legislation made before or after the signature of this agreement under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above;

         and "enactment" includes any legislation in any jurisdiction, except to the extent that any enactment or subordinate legislation made, enacted, re-enacted, amended, extended or applied after the signature of this agreement creates or increases a liability of the Seller under this agreement or the Tax Deed provided that the exception in this subclause shall not apply to section 179 of the Taxation of Chargeable Gains Act 1992.

(3) Where any statement is qualified by the expression "so far as the Seller is aware" or "to the best of the Seller's knowledge, information and belief" or any similar expression that statement shall be deemed to be made on the basis of the actual knowledge of Simon Barker, Simon Miesegaes, Ian French, James Wickes, Stephen Lundy, Gordon Milner, Alexander Tatham, Mark Walker and Seamus Twohig or the knowledge that such persons ought reasonably to have had, such persons being deemed to have made all appropriate enquiries of senior employees employed within the Business.

(4) Words denoting persons shall include bodies corporate and unincorporated associations of persons.

(5) Subclauses (1) to (4) above apply unless the contrary intention appears.

(6)      The headings in this agreement do not affect its interpretation.

2.       Sale and Purchase

(1) Subject to clause 5, the Seller shall sell or procure the sale of the Shares and the Purchaser shall purchase the Shares with full title guarantee and free from all charges, liens, encumbrances, equities and claims whatsoever and together with all rights attaching to them.

(2) The Purchaser will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.       Consideration

         The consideration for the sale of the Shares (subject to adjustment as provided in this agreement) shall be the sum of (pound)13,182,178 (the "Initial Consideration") payable in cash on Completion less the Deferred Payment, if the Deferred Payment is payable by the Seller, or plus the Deferred Payment, if the Deferred Payment is payable by the Purchaser.

4.       Completion Accounts

(1) As soon as reasonably practicable after Completion and in any event within 15 business days of Completion the Purchaser shall procure that the Company prepares and delivers to the Seller a draft balance sheet of the Company as at the close of business on the Completion Accounts Date (the "Draft Completion Accounts") and the Seller and Purchaser shall in good faith use all reasonable endeavours to approve and agree the Draft Completion Accounts as soon as reasonably practicable following delivery by the Purchaser of the Draft Completion Accounts.

(2) The Draft Completion Accounts shall be in the form contained in, and include the items identified in, Schedule 5 and such accounts shall be prepared by adopting the provisions contained in Schedule 5, applying the principles contained in Schedule 5 and otherwise in a manner consistent with the application of the accounting policies in preparing the Accounts.

(3) If the Seller and the Purchaser do not reach agreement on the Draft Completion Accounts within 10 business days of delivery of the Draft Completion Accounts either party may refer the matter(s) in dispute to the Independent Accountant for resolution in accordance with clause 16.

(4) The Draft Completion Accounts, as approved and agreed in accordance with subclause (1) above or, if subclause (3) above applies, as determined by the Independent Accountant shall comprise the "Completion Accounts".

(5)      Each party shall (if applicable):

         (a) disclose to the other and (if applicable) to the Independent Accountant (if so requested) all relevant facts and information in its possession; and

         (b) promptly give to the other and (if applicable) to the Independent Accountant, all information, assistance and access to books of account, documents, files and papers which either of them may reasonably require, for the purposes of agreeing or determining the matter(s) contemplated by the foregoing provisions of this clause.

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

(6) The Independent Accountant shall be entitled (to the extent it considers it appropriate) to rely on information provided or made available by either of the parties.

5.       Condition Precedent

(1) The sale and purchase of the Shares is conditional on a resolution to approve the sale of the Shares being duly passed by the members of InterX in general meeting.

(2) InterX shall use reasonable endeavours to procure that the condition in subclause (1) above is fulfilled on or before 31st August, 2000.

(3) If the condition in subclause (1) above is not fulfilled on or before 31st August, 2000 neither party (provided it shall have used reasonable endeavours as described above) shall have any rights or obligations under this agreement except under clauses 19 (Announcements), 20 (Notices) and 22 (Governing Law and Jurisdiction) which shall continue to apply and the parties accrued rights and obligations shall not be affected.

6.       Warranties

(1) The Seller warrants to the Purchaser that each of the statements set out in Part A and Part B of Schedule 3 is true and accurate in all respects and not misleading, and agrees and acknowledges that the Purchaser is entering into this agreement in reliance on such warranties.

(2) On Completion Warranties 10, 12, 13, 25(2), 27, 28, 36 and 37 in Part A of Schedule 3 and Warranties 2(a), 6(a) and 22(h) in Part B of Schedule 3 shall be repeated by the Seller in each case so far as the Seller is aware (without having made any enquiry) with reference to the facts and matters then existing and (except in relation to any transaction, matter or thing which arises outside the ordinary course of business after the Completion Accounts Date but prior to Completion) subject to any matter fairly disclosed in the Final Disclosure Letter.

(3) The Seller shall be entitled to submit a Final Disclosure Letter to the Purchaser substantially in the form to be submitted on Completion not less than 48 hours before Completion and the Purchaser shall not be entitled to make any Warranty Claim in relation to the Warranties referred to in subclause (2) above in respect of anything arising directly or indirectly from any transaction, matter or thing fairly disclosed in the Final Disclosure Letter or the documents specifically referred to in and attached to the Final Disclosure Letter.

(4) The Seller agrees with the Purchaser (as trustee for the Group Companies), to waive any rights or claims which it may have and (as trustee for the employees of each Group Company) in the absence of fraud, dishonesty or wilful concealment by or on behalf of the relevant employee to waive any rights or claims which it may have in each case against the Group Companies or any of their employees in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or any of their employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter or the Final Disclosure Letter.

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

(5)      The Purchaser warrants to the Seller that:

         (a) it is a corporation validly existing under the laws of California with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise, the execution and performance of, its obligations under this agreement and the Tax Deed; and

         (b) this agreement and the Tax Deed constitute valid and binding obligations of the Purchaser.

(6) The Seller undertakes to the Purchaser that upon it becoming aware of the occurrence or the impending or threatened occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which would or might reasonably be expected to cause or constitute a breach (or which would have caused or constituted a breach had such matter, event or circumstance occurred or been known to the Seller prior to the date of this agreement) of any of the Warranties or which would or might reasonably be expected to give rise to a claim under the Tax Deed (whether or not then executed) it will as soon as reasonably practicable give written notice (with such particulars as are reasonably available to it) of such matter, event or circumstance to the Purchaser prior to Completion and, if so requested by the Purchaser, use reasonable endeavours to prevent or to remedy the same.

(7) The Seller acknowledges that the Purchaser and its directors, officers, employees and its advisers have not made any representations or warranties (other than as set out in this agreement or the documents referred to in this agreement as being in the Agreed Form) upon which the Seller has relied or which have caused (wholly or in part) the Seller or any other person to sell the Shares and/or enter into this agreement.

(8) Only transactions, matters or things fairly disclosed in the Disclosure Letter or the Final Disclosure Letter (as the case may be) or in the documents specifically referred to in paragraphs 1 to 47 of Part A of the Disclosure Letter and paragraphs 1 to 24 of Part B of the Disclosure Letter, or in the Final Disclosure Letter (as the case may be) operate to reduce or affect any claim under, any of the Warranties or operate to reduce any amount claimable or recoverable.

(9) Subject to the provisions of clause 7(14), each of the Warranties shall be construed as a separate and independent warranty and representation and agreement to the intent that the Purchaser shall have a separate claim and right of action in respect of every event giving rise to a breach of any of the Warranties and (except as expressly provided in this agreement) shall not be limited by reference to any other paragraph or anything in this agreement or other documents referred to herein.

7.       Limitations on Warranty Claims

(1)      The Purchaser acknowledges to and agrees with the Seller that:

         (a) the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any other member of the Seller's Group and on which the Purchaser may rely in entering into and performing this agreement;

         (b) no other statement, promise or forecast made by or on behalf of the Seller or any other member of the Seller's Group may be relied on or form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement;

         (c) any claim by the Purchaser in connection with the Warranties (a "Warranty Claim") shall be subject to the following provisions of this clause; and

         (d) at the time of entering into this agreement it will not take action in respect of any matter of which it is actually aware which would give rise to a Warranty Claim immediately after Completion.

(2) The liability of the Seller under or in respect of the Warranties shall be limited as follows:

         (a) the Seller shall not be liable in respect of any breach of the Warranties if and to the extent that the matter giving rise to the breach is the subject of a successful claim under the Tax Deed;

         (b) there shall be disregarded for all purposes any breach, or any number of connected breaches, of the Warranties in respect of which the aggregate amount of the damages to which the Purchaser would otherwise be entitled is less than (pound)10,000;

         (c) the Purchaser shall not be entitled to recover any damages in respect of any breach or breaches of the Warranties unless the amount of damages in respect of such breach or breaches exceeds in aggregate the sum of (pound)100,000; and

         (d) the maximum aggregate liability of the Seller in respect of all and any Warranty Claims (and any claims under the Tax
                  Deed) shall not exceed the Consideration.

(3)      The Purchaser shall not be entitled to make any Warranty Claim:

         (a) to the extent that specific provision or allowance for the matter or liability which would otherwise give rise to the claim in question has been made or falls to be made in the Accounts, the Completion Accounts or the calculation of the Deferred Payment or it is otherwise specifically taken account of in the Accounts, the Completion Accounts or the calculation of the Deferred Payment;

         (b) in respect of anything arising directly or indirectly from any transaction, matter or thing fairly disclosed in the Disclosure Letter or in the documents specifically referred to in paragraphs 1 to 47 of Part A of the Disclosure Letter and paragraphs 1 to 24 of Part B of the Disclosure Letter, or in the Final Disclosure Letter;

         (c) if the claim would not have arisen but for a change in legislation announced or enacted on or after the date of this agreement (whether relating to Taxation, rates of Taxation or otherwise) or the withdrawal after the date of this agreement of any practice or extra-statutory concession previously published by the Inland Revenue or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

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

         (d) to the extent that the claim arises as a result of any changes in the accounting policies or practices upon which any Group Company values its assets made after Completion;

         (e) to the extent occasioned by any voluntary act or omission of any member of the Purchaser's Group or the Group Companies after Completion done or suffered outside the ordinary course of business and other than pursuant to a legally binding obligation entered into by any Group Company before Completion; or

         (f) to the extent that any loss or liability is caused or increased by the failure of any member of the Purchaser's Group to mitigate any loss suffered by it,

         and to the extent that any Warranty Claim is increased as a result of any of the matters set out in this subclause, the Seller shall not be liable in respect of the amount by which any claim is so increased.

(4) If the Purchaser or any of the Group Companies becomes aware of a matter which is likely to give rise to a Warranty Claim:

         (a) the Purchaser shall give written notice of the relevant facts to the Seller as soon as reasonably practicable; and

         (b) the Purchaser shall claim under any applicable policy of insurance before making a Warranty Claim against the Seller but without prejudicing its ability to notify a claim within the relevant period.

(5) Subject to the provisions of the Tax Deed in relation to any matter which may form the subject of a claim under it, if the Warranty Claim in question is as a result of or in connection with a liability or alleged liability to a third party:

         (a) the Purchaser shall procure the relevant Group Company to take such action to avoid, dispute, resist, appeal, compromise or contest the liability as may be reasonably requested by the Seller which shall be entitled to have the conduct of any appeal, dispute, compromise or defence of the dispute and of any incidental negotiations and the Seller shall, to the extent reasonably practicable, keep the Purchaser fully informed of such matters; and

         (b) the Purchaser shall procure the relevant Group Company to make available to the Seller such persons and all such information as the Seller may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting any such liability;

         in each case provided that the Purchaser and the relevant Group Company is indemnified to its reasonable satisfaction against the costs and expenses of taking such action including all reasonable legal and professional expenses.

(6) The Seller shall, in the absence of fraud or wilful concealment, cease to have any liability under or in respect of the Warranties:

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

         (a) on the seventh anniversary of the date of this agreement in respect of Warranties in Part B of Schedule 3;

         (b)      on 31st October, 2001 in respect of any other Warranties,

         except in respect of a Warranty Claim of which the Purchaser gives written notice to the Seller before the relevant date and in accordance with subclause (3) but the liability of the Seller in respect of any Warranty Claim shall terminate if proceedings in respect of it have not been commenced within six months of the termination of the relevant period in subclause (6) above.

(7) The Seller shall, in the absence of fraud or wilful concealment, cease to have any liability under or in respect of the Tax Deed on the seventh anniversary of Completion.

(8) Without prejudice to the Purchaser's duty to mitigate any loss in respect of any breach of the Warranties, if, in respect of any matter which would otherwise give rise to a breach of the Warranties, a Group Company is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its insurance cover current at Completion) the amount of insurance monies to which that Group Company actually receives shall reduce pro tanto or extinguish the claim for breach of the Warranties.

(9) If the Seller makes any payment by way of damages for breach of the Warranties (the "Damages Payment") and a Group Company or any member of the Purchaser's Group receives any benefit otherwise than from the Seller which would not have been received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made the Purchaser shall, once it or a Group Company or the member of the Purchaser's Group has received such benefit, immediately repay to the Seller an amount equal to the lesser of the amount of such benefit and the Damages Payment less the Purchaser's reasonable costs and expenses (if any) incurred in paying such benefit to the Seller.

(10) The Purchaser shall not intentionally do, and shall procure that each Group Company shall not intentionally do, any act or thing which is reasonably likely to give rise to a Warranty Claim which would not otherwise arise other than pursuant to a legally binding obligation entered into by any Group Company before Completion or in the proper course of the relevant Group Company's business or activities.

(11) Where the Seller has made a payment to the Purchaser in respect of, or relating to, any claim under the Warranties and a Group Company or the Purchaser has a right of reimbursement against any other person in respect of or relating to that claim the Purchaser shall notify the Seller within a reasonable period of that fact and shall (if indemnified to its reasonable satisfaction against the costs and expenses of taking such action) take all reasonable steps or proceedings to enforce such right.

(12) If any amount in respect of any breach of the Warranties is paid by the Seller to the Purchaser and any subsequent event or circumstances happens or arises by virtue of which the loss attributable to such breach is reduced or removed altogether, then the Purchaser shall forthwith repay to the Seller that amount or the appropriate proportion thereof less the Purchaser's reasonable costs and expenses (if any) incurred in recovering any relevant amount.

(13) The Purchaser shall not be entitled to recover more than once in respect of any claim under the Warranties, the Tax Deed or to the extent that any claim has been taken into account in accordance with
         Schedule 5 arising from the same subject matter or set of circumstances.

(14) Nothing in this agreement shall in any way restrict or limit the common law obligation of the Purchaser to mitigate any loss or damage which it may suffer in relation to the matters contained in this agreement.

(15) The Purchaser shall not be entitled to rescind this agreement after Completion in any circumstances and the Purchaser shall be entitled to rescind this agreement before Completion only in accordance with clause 9.

(16) Any payment made by the Seller under this agreement or the Tax Deed shall be deemed to be a pro tanto reduction in the Consideration.

8.       Covenants up to Completion

(1) The Seller shall procure that without the prior written consent of the Purchaser the Group Companies shall not before Completion:

         (a) incur any expenditure or make any commitment exceeding (pound)100,000 in aggregate on capital account; or

         (b) dispose of or grant any option or right of pre-emption in respect of any part of its assets except in the ordinary course of trading; or

         (c) borrow or lend any money (except borrowings from its bankers not exceeding (pound)24,000,000) or make any payments out of or drawings on its bank account(s) (except for routine or committed payments); or

         (d) enter into, terminate or amend or vary in any material respect any unusual or abnormal contract or commitment which is material to the business or outside the ordinary course of business of the relevant Group Company; or

         (e) do or allow to be done anything which renders its financial position less favourable than at the date of this agreement; or

         (f) grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

         (g) make any material change in the terms and conditions of employment of any of its directors or employees or employ or terminate (except for good cause) the employment of any person or pay any abnormal bonus or other sum; or

         (h) create, issue, purchase or redeem any class of share or loan capital; or

         (i) modify any of the rights attached to any of its shares or create allot or issue any shares or grant of any option over any shares or uncalled capital or issue any obligations convertible into shares; or

         (j) capitalise or repay any amount standing to the credit of any reserve or redeem or purchase any shares or otherwise reorganise its share capital; or

         (k) declare or pay or recommend any dividend or other distribution; or

         (l) alter its Memorandum of Association or Articles of Association or adopt new Articles of Association; or

         (m) acquire (including by subscription) or dispose of any shares in or other securities of any other company or participate in any partnership or joint venture save in respect of the Logical Online joint venture; or

         (n) propose or pass any resolution (other than pursuant to this agreement); or

         (o) institute, settle or agree to settle any proceedings save for the institution of debt collection proceedings in the ordinary course of business; or

         (p) pay any management or similar charge to the Seller or the Seller's Group other than in the ordinary course of business and on an arms' length basis; or

         (q) establish any superannuation or retirement benefit scheme, personal pension scheme or other pension or life assurance arrangement; or

         (r)      release any debt; or

         (s) assign, grant, dispose or license any Intellectual Property relating to the Business or any right or interest, thereunder or be responsible for any act or omission which would or could prejudice any such right or interest or any registration or pending application of the same; or

         (s)      agree, conditionally or otherwise, to do any of the foregoing.

(2) The Seller shall not (and shall procure that no Group Company shall) before Completion without the prior written consent of the Purchaser dispose of any interest in the Shares or grant any option or right of pre-emption over, or mortgage, charge or otherwise encumber the Shares.

(3) The Seller undertakes to the Purchaser and each Group Company that it shall procure that between the date of this agreement and Completion, the business of each Group Company is carried on in the ordinary course in consultation with the Purchaser.

(4) The Seller undertakes to the Purchaser that from the date of this agreement until Completion:

         (a) each Group Company will use reasonable endeavours to maintain its trade and trade connections;

         (b) all debts which each Group Company has incurred or incurs will be settled within the applicable period of credit;

         (c) each Group Company, or the Seller as applicable, shall promptly give to the Purchaser details of any material changes in its business, financial position or prospects;

         (d) each Group Company, or the Seller if applicable, shall maintain in force policies of insurance within limits of indemnity at least equal to and otherwise on terms no less favourable than those policies of insurance currently maintained in respect of each Group Company, shall not knowingly do anything or omit to do anything which makes or is likely to make any such policy void or voidable and shall at the Purchaser's cost effect such additional insurances as the Purchaser may reasonably request.

(5) From the date of this agreement and until Completion the Seller agrees to provide the Purchaser and the Purchaser's advisers upon reasonable notice and during normal business hours with reasonable access to the Properties and all the books, title deeds and records of each Group Company as the Purchaser may reasonably request and the Seller shall instruct the directors and employees of each Group Company to give promptly all such information and explanations to the Purchaser or any such authorised persons, as the Purchaser or its advisers may reasonably request.

(6) The Seller and the Purchaser will both use all best endeavours (including the agreement and signing of all relevant documentation) from the date of this agreement to obtain court orders excluding the Leases from the provisions of the Landlord and Tenant Act 1954.

9.       Rescission

(1) If before Completion there shall occur a Rescission Event the Purchaser shall be entitled (but not obliged) to elect not to complete the purchase of the Shares by giving notice in writing to InterX. Such election shall be without any liability to the Seller or the Purchaser.

(2) "Rescission Event" means for the purposes of this clause one or more of the following:

         (a) the destruction of the building on the property known as Fountain Court, Cox Lane, Chessington or it being damaged to the extent that it cannot reasonably be expected to be used for the conduct of the Business (in all material respects in the same way as the Business is conducted as at the date of this agreement) for a period of not less than three months; or

         (b) a breach of one or more of the Warranties specified in clause 6(2) in respect of a matter or event which shall not be capable of remedy before Completion and in relation to which the aggregate Damages that the Purchaser or the Company would suffer as a result of any such breach or breaches are greater than (pound)5,000,000.

10.      Completion

(1) Completion shall take place at the offices of the Seller's Solicitors immediately following the satisfaction of the condition set out in clause 5(1).

(2)      At Completion the Seller shall procure:

         (a)      the delivery to the Purchaser of:

                  (i) signed transfers into the name of the Purchaser or its nominee in respect of the Shares;

                  (ii) share certificates in respect of the Shares (or an express indemnity in the Agreed Form in the case of any found to be missing);

                  (iii) the certificate of incorporation, the common seal, all minute books, the share register and the share certificate books and other statutory books of the Group Companies;

                  (iv)     the Tax Deed duly executed by the Seller and InterX;

                  (v) the resignation of the auditors of each of the Group Companies in each case confirming, in accordance with section 394 of the Companies Act 1985, that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of the Company or the Property Companies respectively;

                  (vi) a copy of the minute of the meeting of the members of InterX approving the transaction;

                  (vii) the Leases and the Options each duly executed by the relevant member of the Seller's Group; and

                  (ix) the resignation of Simon Miesegaes as a director of the Company.

         (b) that a meeting of the directors of each Group Company is held at Completion at which the following business is transacted:

                  (i) the directors of each Group Company (as appropriate) shall approve for registration (subject to their being duly stamped) the transfers referred to in subclause (2)(a) above;

                  (ii) the situation of the registered office of each Group Company shall be changed as the Purchaser may direct;

                  (iii) such persons as the Purchaser shall nominate shall be appointed as directors of that Company;

                  (iv) Arthur Andersen resign as auditors of each Group Company and PricewaterhouseCoopers are appointed as auditors of each Group Company; and

                  (v) its bank mandates are revised in such manner as the Purchaser requires.

(3) Upon completion of all the matters referred to in subclause (2) above the Purchaser shall:

         (a) deliver to the Seller a counterpart of the Tax Deed duly executed by the Purchaser;

         (b) deliver to the Seller a counterpart of the Leases and the Options duly executed by the Purchaser; and

         (c)      pay to the Seller the sum of (pound)13,182,178 in cash.

(4) The parties acknowledge that prior to Completion the Group Companies have had the benefit of insurances effected and maintained by the Seller in relation to the Seller's Group and the Group Companies and that such insurances (other than the Directors and Officers liability insurance in respect of the period prior to Completion) will cease with effect from Completion in respect of the Group Companies. Accordingly, insurance in relation to the Group Companies on and from Completion shall be the responsibility of the Purchaser. Forthwith following signature of this agreement and prior to Completion InterX shall procure that the interest of the Purchaser arising from this agreement is noted on the relevant insurance policies.

11.      Exit Charge

(1) The Purchaser covenants to procure that the Company pays any liability of the Company under section 179 of the Taxation of Chargeable Gains Act 1992 which arises as a result of the Company ceasing to be a member of the same group of companies as the Seller (the "Exit Charge").

(2) If the Exit Charge is greater or less than(pound)3,000,000, the difference shall be dealt with in accordance with Schedule 5.

(3) The Seller will have no liability under Schedule 5 or any other provision of this agreement or the Tax Deed in respect of any interest or penalties which arise as a result of the Company failing to pay the Exit Charge, or any part of the Exit Charge on the last date on which such amount can be paid in order to avoid interest and penalties except to the extent such date fell prior to Completion or such interest and penalties relate solely to a failure to pay any amount of the Exit Charge in excess of (pound)3,000,000 and the Seller has not paid the excess to the Purchaser on the due date for payment under Schedule 5.

(4) Following Completion the Purchaser (or its advisers) will prepare a calculation of the Exit Charge for the purposes of agreeing the amount of the Exit Charge with the Inland Revenue. The Purchaser shall provide a copy of the calculation to the Seller. The Purchaser shall procure that the Company shall submit such calculation to the Inland Revenue without any amendments or with such amendments as the Seller shall reasonably request and the Purchaser shall agree, such agreement not to be unreasonably withheld or delayed.

(5) The Purchaser (or its advisers) shall have responsibility for agreeing the amount of the Exit Charge with the Inland Revenue and shall prepare all correspondence relating to such matter for submission by the Company. The Purchaser shall provide the Seller with copies of any correspondence prior to submission to the Inland Revenue. The Purchaser shall procure that the Company will send all such correspondence to the Inland Revenue without amendment or with such amendments as the Seller shall reasonably request and the Purchaser shall agree, such agreement not to be unreasonably withheld or delayed. If the Company receives any correspondence from the Inland Revenue relating to the Exit Charge, the Purchaser shall procure that the Company shall, as soon as reasonably practicable, send a copy of the relevant correspondence to the Seller.

(6) If the Exit Charge is not agreed with the Inland Revenue prior to the preparation of the Company's tax return for the accounting period current at Completion the Purchaser shall procure that the Company shall provide the Seller with a copy of the Company's tax return to the extent it relates to the Exit Charge in sufficient time prior to the due date for submission of such tax return to allow the Seller an opportunity to comment thereon. The Company shall take account of any reasonable comments of the Seller in relation to such matters.

12.      Employees

(1) Save in respect of the directors of Newco as set out in Schedule 1, the Purchaser agrees to honour the existing terms and conditions of employment of the employees of the Group Companies and not to make any material changes to them for a period of twelve months following Completion.

(2) The Seller and InterX, in consideration of the Purchaser entering into this agreement at the request of InterX, hereby, jointly and severally, indemnify and shall keep indemnified the Purchaser and each Group Company against all claims, counter-claims, actions, proceedings, liabilities, losses, damages, penalties, payments, costs, expenses and legal and other professional fees suffered or incurred by any of them in connection with any claims brought by the employees and/or former employees of the Seller relating to any act or omission of any member of the Seller's Group prior to completion of the Hivedown Agreement (to the extent that any such claims, counter-claims, actions, proceedings, liabilities, losses, damages, penalties, payments, costs, expenses and legal or other professional fees have not been taken into account in the Completion Accounts or the calculation of the Deferred Payment) arising out of or in connection with:

         (a) any provision of the Hivedown Agreement including the change of employer occurring by virtue of the Regulations and/or the Hivedown Agreement;

         (b) a change to any term of employment or working condition (including any term or condition relating to an occupational pension scheme) or any proposal to make such a change;

         (c) the termination of employment of an employee or any other act or omission or any other event, matter or circumstance occurring whether pursuant to the Employment Acts or otherwise;

         (d) the failure of a Group Company to employ an employee by virtue of the Regulations.

13.      Loans

         The Seller shall procure that immediately prior to Completion all the Loans are repaid or otherwise discharged in full.

14.      Guarantees

(1)      The Purchaser undertakes with the Seller:

         (a) to procure the release at Completion of the Seller and any member of the Seller's Group from all guarantees, indemnities, bonds, letters of comfort, undertakings, licences and other arrangements to which they or any of them are a party in respect of any of the Group Companies or their business or properties occupied by them details of which are specified in the Disclosure Letter and to indemnify and to keep indemnified on a continuing basis the Seller and any member of the Seller's Group from all claims, liabilities, costs and expenses (including without limitation, legal and other professional advisers' fees) arising in respect or by reason thereof; and

         (b) to use all reasonable endeavours to procure the release of the Seller and any member of the Seller's Group from any other guarantees, indemnities, bonds, letters of comfort, undertakings, licences and other arrangements to which any of them are a party in respect of any of the Group Companies or their business or properties occupied by them, if any, copies of which are not specified in the Disclosure Letter and details of which are subsequently notified to the Purchaser.

(2) Without limiting the generality of subclause (1), the Purchaser agrees, in discharging its obligations under that subclause, to:

         (a) offer any guarantees, indemnities or other undertakings (as the case may be) in place of the guarantees and indemnities and other arrangements referred to in subclause (1)(a); or

         (b) offer to discharge the liabilities in relation to which a guarantee or indemnity or other arrangements referred to in subclause (1)(a) was given.

(3) The obligations of the Purchaser under subclauses (1) and (2) will continue after Completion until all such releases are obtained.

(4) InterX and the Seller shall procure that prior to or on Completion each Group Company shall be released from all charges, guarantees and indemnities given by it in respect of the obligations of any member of the Seller's Group or any third parties.

15.      Protective Covenants

(1) Each of InterX and the Seller undertakes that it shall not, and it shall procure that no member of the Seller's Group for so long as it shall remain a subsidiary of InterX shall, whether directly or indirectly, either alone or in conjunction with or on behalf of any other person, do any of the following:

         (a) within two years after Completion, be engaged or (save as the holder of the shares or debentures in a listed company which confer not more than five per cent. of the votes which could normally be cast at a general meeting of the company) directly or indirectly interested in carrying on any business in the United Kingdom which competes with any core business carried on by the Company at Completion; or

         (b) within six years after Completion disclose to any other person any Confidential Information, Proprietary Information, Technical Information or any other information of a secret or confidential nature to the extent such information relates exclusively to the business of the Company except:

                  (i) to the extent that the information has entered the public domain otherwise than by reason of the unauthorised act or default of the Seller or of any other member of the Seller's Group; and

                  (ii) insofar as may be required by law or by any regulatory authority; or

         (c) within two years after Completion do or fail to do anything which directly results in any person who at any time during the period of twelve months before Completion was a consultant, contractor, adviser, supplier or agent to or of the Company in respect of goods and/or services:

                  (i) ceasing to supply or substantially reducing such goods and/or services; or

                  (ii) changing substantially the bases or terms on which he is prepared to enter into contracts, do business or supply such goods and/or services; or

         (d) within two years after Completion canvas, solicit for orders from or entice or endeavour to entice away from any Group Company the custom of any person who at any time within the period of twelve months prior to Completion has been a customer of any Group Company in respect of goods and/or services similar to those provided by any Group Company to such person at any time during the said period of six months prior to Completion; or

         (e) within two years after Completion solicit or entice away from the employment of any Group Company any person who at the date of this agreement or at Completion is one of the senior or key employees of any Group Company (irrespective of whether such person would by reason of leaving service commit a breach of his contract of employment) provided that this subclause shall not prevent InterX or the Seller from employing any such person who responds to a general advertisement offering employment; or

         (f) within two years after Completion employ or engage the services of any of Ian French, Stephen Lundy, Gordon Milner, Alex Tatham, Mark Walker or Seamus Twohig.

(2) Each of InterX and the Seller acknowledges that the undertakings contained in this clause are considered reasonable in the context of the proposed sale of the Shares but in the event that any of the said undertakings shall be found or held to be void in circumstances when such undertaking would be valid if some part were deleted, or the geographical, temporal or other limits were reduced, the parties agree that such undertaking shall apply with such modification as may be necessary to make it valid and effective.

(3) Subject to clause 15(1)(a) the Purchaser acknowledges that nothing in this clause shall prevent any member of the Seller's Group from selling technology owned as at the date of Completion or developed by any such member.

(4) The restrictions in subclause (1) shall not apply (or as the case may be shall cease to apply) insofar and to the extent that any member of the Seller's Group after Completion acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the terms of that subclause (the "Relevant Interest"), provided that the Relevant Interest accounts for less than 20 per cent of the turnover of the company or business acquired.

(5) Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller or the Purchaser (as the case may be).

16.      Independent Accountant

(1) If the Seller and the Purchaser do not agree any matter referred to in clause 4 or Part 7 of Schedule 5 within the period(s) stated the matter in dispute shall be referred at the request of either the Seller or the Purchaser for decision to an independent chartered accountant (the "Independent Accountant") to be appointed by agreement between the Seller and the Purchaser, or, in default of agreement within 14 days of a request by either the Seller or the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Seller or the Purchaser.

(2) If the Independent Accountant dies, delays or becomes unwilling or incapable of acting or if for any other reason the President for the time being of the Institute of Chartered Accountants in England and Wales thinks fit he may discharge the Independent Accountant and appoint another in his place.

(3) The Independent Accountant shall act as an expert and not as an arbitrator and his decision shall be final and binding on the parties. The Independent Accountant shall afford the Seller and the Purchaser the opportunity of making written representations to him.

(4) The fees and expenses of the Independent Accountant shall be borne by the Seller and the Purchaser in equal shares unless the Independent Accountant otherwise determines.

(5) Any amount payable as a result of the Independent Accountant's decision shall be paid within seven days of his decision being notified in writing to the Seller and the Purchaser.

17.      Agreed Claims

(1) If the Purchaser makes a Claim the validity of which is accepted by the Seller but the quantum of which is not accepted by the Seller, the parties shall negotiate in good faith to reach agreement as to quantum. If they do not reach such agreement within 21 days of the Purchaser submitting the Claim to the Seller, the matter shall be referred immediately to a Queen's Counsel (the "Queen's Counsel"), acting as an expert, to be appointed by agreement between the Purchaser and the Seller or, in the absence of such agreement within 14 days appointed by the President of the Law Society of England and Wales. The Queen's Counsel shall be instructed to determine within 14 days the amount which he or she considers to be a reasonable estimate of the quantum of the Claim. The amount agreed between the parties or determined by the Queen's Counsel in accordance with this clause shall be the "Agreed Claim".

(2) If the Purchaser makes a Claim the validity of which is not accepted by the Seller within 21 days of submission, the matter shall be referred immediately to a Queen's Counsel appointed in accordance with subclause

         (1) above. The Queen's Counsel shall be instructed to determine whether, on a balance of probabilities, the Claim will succeed and to notify the parties of his or her determination as soon as possible and in any event within 14 days after his or her appointment. Where the Queen's Counsel determines a Claim will, on a balance of probabilities, succeed the quantum of such a Claim shall be determined in accordance with subclause (1).

(3) The parties agree to procure that there is made available to the Queen's Counsel all such information and evidence as he or she may reasonably require for the purpose of making a fair determination of the validity or quantum of the Claim. All costs arising out of or in connection with instructing the Queen's Counsel under this clause shall be borne by the Seller on the one hand and the Purchaser on the other in equal shares or in such other proportions as the Queen's Counsel may determine to be fair and reasonable. The Queen's Counsel may instruct any expert (including a chartered accountant) to assist him or her in arriving at his or her decision and the fees and expenses of any such expert shall be payable by the parties in the same proportions as the fees of the Queen's Counsel. All findings of the Queen's Counsel shall be final and binding on the parties.

18.      Whole agreement

(1) This agreement, the Hivedown Agreement and the documents referred to in either of them contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to those transactions (with the exception of all pre-existing confidentiality undertakings between the parties).

(2) Each of the parties acknowledges that, in agreeing to enter into this agreement, it has not relied on any representation, warranty, undertaking or other assurance except those set out in this agreement. Without prejudice to the foregoing, the Purchaser acknowledges that it has not relied on any representations or warranties or other information contained in the Confidential Information Memorandum on the Company prepared by Broadview International Limited or in any other written or oral information supplied by or on behalf of the Seller or its advisers or made or supplied in connection with the negotiations of the sale and purchase under this agreement.

(3) In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance ( except those set out in this agreement and the documents referred to in
         it) made by or on behalf of any other party before the signature of this agreement and each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance; providing that nothing in this subclause shall limit or exclude any liability for fraud or wilful concealment.

19.      Announcements

         No announcement concerning this sale and purchase or any ancillary matter will be made before, on or after Completion by any member of the Seller's Group or of the Purchaser's Group without prior consultation with and (unless the announcement is required by law, the London Stock Exchange, Nasdaq or any other relevant regulatory authority) without the prior written approval of the Seller and the Purchaser (such approval not to be unreasonably withheld or delayed).

20.      Notices

(1) Any notice or other document to be served under this agreement must be in the English language and may be delivered or sent by first class recorded delivery post (using air courier (such as FedEx or DHL) if required to be served on a party in a different jurisdiction) or facsimile process to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other parties in accordance with this clause.

(2)      Any notice or document shall be deemed to have been served:

         (a)      if delivered, at the time of delivery; or

         (b) if posted, at 10.00 a.m. on the third business day after it was put into the post; or

         (c) if sent by facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. on any business day, and in any other case at 10.00 a.m. on the business day following the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or, if sent by air courier, was delivered to the correct address and signed for upon receipt or that the telex or facsimile message was properly addressed and despatched and the correct answerback or identity code is received as the case may be.

(4) The addresses of the parties for the purpose of this clause are as follows:

         InterX and the Seller

         Holden House
         57 Rathbone Place
         London  W1P 1AW


         For the attention of: the Finance Director and the Commercial Director
         Facsimile:            020 7769 9201

         The Purchaser

         1941 Ringwood Avenue
         San Jose
         California
         95131-1721
         USA


         For the attention of: Remo Canessa
         Facsimile:            001 408 451 1694

         with a copy to:

         Fredrikson & Byron, P.A.
         1100 International Centre
         900 Second Avenue South
         Minneapolis
         MN 55402
         USA


         For the attention of:              Tom Garton
         Facsimile:                         001 612 347 7000

21.      General

(1) Each of the obligations and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

(2) No party shall be entitled to assign or transfer its rights or obligations under this agreement or any of them without the prior written consent of the other parties.

(3) Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

(4) The Purchaser will bear all stamp duty and registration fees payable or assessed in relation to this agreement and the transfer of the Shares.

(5) The Purchaser agrees to provide the Seller and its advisers upon reasonable notice and during normal business hours with reasonable access (including the right to take copies) to the books of accounts and other financial records of the Group Companies which relate to the period up to Completion as the Seller may reasonably request for the purposes of preparing its annual consolidated accounts for the year in which Completion takes place and preparing its tax returns. The Seller agrees to provide to the Purchaser and its advisors upon reasonable notice and during normal business hours with reasonable access (including the right to take copies) to the books and records which relate to the businesses of the Group Companies for the period up to midnight on 2nd June, 2000 but which were not transferred pursuant to the Hivedown Agreement as the Purchaser may reasonably request so far as, in the reasonable opinion of the Seller, they relate to the business of the Group Companies for the period up to midnight on 2nd June, 2000.

(6) This agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into the agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one document.

(7) Save as otherwise provided, time is not of the essence in relation to the obligations under this agreement.

(8) The terms of this agreement may be enforced only by a party to it or a party's successors and permitted assigns.

(9) Except as otherwise provided in this agreement, all payments to be made by any of the parties to this agreement, the Tax Deed or any of the other documents referred to in this agreement shall be made in cleared funds in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law.

(10) If all of the Shares are sold or transferred after Completion the benefit of each of the obligations, warranties, indemnities and undertakings given by the Seller in this agreement or the Tax Deed may be assigned to a wholly-owned subsidiary of the Purchaser or a holding company of which the Purchaser is a wholly-owned subsidiary provided that the liability of the Seller in this agreement or the Tax Deed shall not be increased by such assignment and provided that if such assignee shall cease to be so wholly owned by the Purchaser or, as the case may be, the Purchaser shall cease to be wholly owned by the assignee, the benefit of the obligations, warranties, indemnities and undertakings shall be reassigned to another wholly-owned subsidiary of the Purchaser or to a holding company of which the Purchaser is a wholly-owned subsidiary or to the Purchaser itself, who may enforce them as if it had been named in this agreement as the Purchaser. If such assignee does not so reassign the benefit of the obligations, warranties, indemnities and undertakings, the Seller shall be released from any further liability in respect thereof from the date on which such assignee ceases to be wholly owned by the Purchaser or, as the case may be, the Purchaser ceases to be wholly owned by the assignee until such time as a reassignment as envisaged by this clause takes place.

(11) Unless otherwise expressly stated all payments to be made under this agreement shall be made in sterling to the party to be paid as follows:

         (a) to the Seller in immediately available funds to the account of InterX at:

                  bank:                     National Westminster Bank plc
                                            Berkeley Square Branch
                                            PO Box 2153
                                            1-4 Berkeley Square House
                                            Berkeley Square
                                            London  W1A 15N

                  sort code:                60-02-20
                  account number:           50329855

                  or such other account as the Seller may specify; and

         (b) to the Purchaser in immediately available funds to the account of the Purchaser at:

                  bank:                     California Bank & Trust
                                            465 California Street
                                            San Francisco
                                            CA 94104
                                            USA

                  sort code:                12100 2042
                  account number:           01700039970

                  or such other account as the Purchaser may specify.

(12) It is agreed that the Purchaser shall be entitled but not obliged at any time or times to set-off an Agreed Claim against any liability of the Purchaser to the Seller (in either case howsoever arising and whether any such liabilities is present or future liquidated or unliquidated and irrespective of the currency of its denomination). Any exercise by the Purchaser of its rights under this clause shall be without prejudice to any other rights or remedies available to the Purchaser under this agreement or otherwise.

(13) If the whole of the undertaking (but not part only) of the Company is assigned by the Company after Completion to the Purchaser or any wholly-owned subsidiary of the Purchaser either:-

         (a) the benefit of each of the obligations, warranties, indemnities and undertakings given by the Seller in this agreement or the Tax Deed may be assigned to such a transferee of the undertaking who may enforce them as if it had been named in this agreement as the Purchaser provided that if such assignee shall cease to be a wholly owned subsidiary of the Purchaser, the benefit of the obligations, warranties, indemnities and undertakings shall be reassigned to another wholly owned subsidiary of the Purchaser or the Purchaser itself. If such assignee does not so reassign the benefit of the obligations, warranties, indemnities and undertakings, the Seller shall be released from any further liability in respect thereof from the date on which such assignee ceases to be wholly owned by the Purchaser until such time as a reassignment as envisaged by this clause takes place; or

         (b) (at the option of the Purchaser) any cost, expense or loss of such assignee which results from a breach by the Seller of any of the obligations, warranties, indemnities or undertakings given by the Seller in this agreement or the Tax Deed and which would have entitled the Purchaser to bring a claim against the Seller either for breach of contract or under an indemnity (so long as it remains a wholly-owned subsidiary of the Purchaser) shall for the purpose of this agreement be deemed to be a cost, expense or loss of the Company or the Purchaser and the Seller shall, on the terms of this agreement, be liable accordingly.

(14) Each of the parties hereto hereby undertake they (and any nominee for them) will execute such deeds, sign such documents, attend such meetings, exercise such votes, pass such resolutions, waive such rights (under the Memorandum or Articles of Association of any company or otherwise and including rights of pre-emption), give and/or obtain such consents and generally do and procure all things as may be necessary or convenient for the implementation and completion of this agreement according to its terms and conditions.

(15) The Seller shall from time to time after Completion give to the Company and/or the Purchaser on written request all information in their possession which relates exclusively to the business, dealings, transactions or affairs of the Company.

(16) InterX agrees with the Purchaser and undertakes that any subsequent liquidation of the Seller will be carried out such that the provisions of section 216 of the Insolvency Act 1986 do not apply.

(17) InterX and the Seller, to the extent that they have any equitable interest in the Properties, hereby confirm and consent to the grant of the Leases and the Options to the Purchaser and to the sale of the Properties to the Purchaser or the Purchaser's successor in title and undertake that they will release such equitable interests in the event that the Options are exercised and InterX and the Seller further agree and undertake to the Purchaser and any successor in title to the Purchaser that they will enter into such further consents, releases or assignments in respect of any such equitable interests as the Purchaser or the Purchaser's successors in title may reasonably require. For the purposes of the Contracts (Rights of Third Parties) Act 1999 it is expressly agreed that the provisions of this clause are for the benefit of and enforceable by the successor in title of the Purchaser and for the avoidance of doubt the provisions of this clause shall remain in full force and effect notwithstanding completion of this agreement, completion of the Leases and completion of the sales of the Properties pursuant to the Options.

22.      Governing Law and Jurisdiction

(1) This agreement is governed by, and shall be construed in accordance with the laws of England.

(2) The Purchaser submits to the exclusive jurisdiction of the English courts for all purposes relating to this agreement and irrevocably appoints the Purchaser's Solicitors as its agent for service of process.

23.      Rights of Third Parties

(1) Each Group Company may enforce the terms of clauses 6, 8, 15 and 21(17) of this agreement subject to the provision of the Contracts (Rights of Third Parties) Act 1999.

(2) Except as provided in subclause (1) above a person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

24.      Guarantee

(1) In consideration of the Purchaser entering into this agreement at the request of InterX (as InterX hereby acknowledges) InterX irrevocably and unconditionally:

         (a) guarantees to the Purchaser prompt performance by the Seller of all its obligations under or in connection with the Hivedown Agreement, this agreement and any documents referred to in it as being in the Agreed Form and of payment on the due date of all sums payable now or in the future to the Purchaser by the Seller under or in connection with the Hivedown Agreement, this agreement or any documents referred to in it as being in the Agreed Form as and when the same shall become due;

         (b) undertakes with the Purchaser that, if and whenever the Seller shall be in default in the payment of any sum whatsoever under or in connection with the Hivedown Agreement, this agreement or any documents referred to in it InterX will pay such sum on demand;

         (c) undertakes with the Purchaser that, if and whenever the Seller shall be in default in the performance of any of its obligations whatsoever under or in connection with the Hivedown Agreement, this agreement or any documents referred to in it, InterX will, so far as it is able to, perform such obligation on demand;

         (d) agrees that if any sums hereby secured are not recoverable on the basis of a guarantee, then InterX will, as a separate and independent stipulation and as a primary obligor, pay to the Purchaser on demand an amount or amounts equal to the amount or amounts which InterX would have been liable to pay but for such irrevocability and will on demand indemnify the Purchaser against any loss or liability suffered or incurred by the Purchaser as a result of such irrevocability.

(2) All payments to be made by InterX hereunder will be made by not later than noon (London time) on the date 5 business days following the due date in pounds sterling in same day cleared funds into the account of the Purchaser specified in clause 19 or such other account as the Purchaser may from time to time notify to InterX.

(3)      (a)      Payments will be made free and clear of and without
                  deduction for or on account of any present or future tax unless InterX is required by law to make any such payment subject to any tax.

         (b) In the event that InterX is required by any law to make any deduction or withholding on account of any tax from any payment due hereunder, then such payment will be increased by such amount as may be necessary to ensure that the Purchaser received a net amount, free and clear of all taxes equal to the full amount which the Purchaser would have received had such payment not been subject to such taxes and InterX will indemnify the Purchaser against any liability of the Purchaser in respect of such taxes and will remit promptly the amount of such taxes to the appropriate taxation authority and in any event prior to the date on which penalties attach.

(4) The security constituted by this Guarantee will be in addition to and not in substitution for any other rights which the Purchaser may now or hereafter have under or by virtue of any guarantee or security or agreement or any lien or operation of law or under any collateral or other security now or hereafter held by the Purchaser or to which the Purchaser may be entitled and this Guarantee will be held by the Purchaser as a continuing security, will not be satisfied by any intermediate payment or satisfaction of any part of the obligations hereby guaranteed and will remain in force until all obligations of the Seller hereunder have been unconditionally and irrevocably paid and satisfied in full.

(5) The Purchaser will not be bound to enforce any other security before enforcing its rights under this Guarantee and no delay or omission on the part of the Purchaser in exercising any right under this Guarantee will impair such right or be construed as a waiver thereof nor will any single or partial exercise of any such right preclude any further exercise thereof.

(6) The rights provided in this Guarantee are cumulative and not exclusive of any rights provided by law and may be exercised from time to time as often as the Purchaser may deem expedient.

(7) Any settlement or discharge under this Guarantee between the Purchaser and InterX will be conditional upon no security or payment to the

         Purchaser by InterX or any other person being avoided or satisfied or ordered to be refunded or reduced by any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force, and if such condition is not satisfied, the Purchaser will be entitled to recover from InterX on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

(8) The rights of the Purchaser under this Guarantee and security hereby constituted will not be affected by any omission, matter or thing which apart from this provision might operate to impair affect or discharge such rights and security, in whole or in part and whether or not known to or discoverable by InterX, the Purchaser or any other person.

(9) Until all obligations of the Seller have been unconditionally and irrevocably paid in full to the reasonable satisfaction of the Purchaser, the Purchaser may at any time keep in a separate account for as long as it may think fit any monies received, recovered or realised under this Guarantee without being under any intermediate obligation to apply the same or any part thereof towards discharge of such amount provided that any payment by InterX to the Purchaser under the terms of this Guarantee shall discharge the liability of the Seller to make such payment.

25.      Access to Books and Records; Cooperation with Purchaser

         After Completion, InterX and the Seller shall, upon the reasonable request of the Purchaser and at the Purchaser's cost provide, and procure that its auditors provide, to the Purchaser, during normal business hours upon reasonable notice, reasonable access to and the right to make copies of all files, books, work papers, records, documents and other information, including financial accounting information (to the extent such items are in InterX or the Seller's possession or accessible to them) relating to the Seller as necessary for the Purchaser to comply with financial reporting and/or securities regulation requirements relating to the historical operations and finances of the Seller and/or in connection with the calculation of the Exit Charge or the preparation of the Draft Completion Accounts. InterX and the Seller shall retain files, books, work papers, records and documents relating to the Seller (to the extent not transferred to the Purchaser at Completion) for at least seven years after Completion.

AS WITNESS this agreement has been executed as a deed by each of InterX and the Seller and by the hands of the duly authorised representatives of the Purchaser the day and year first before written.

                                   SCHEDULE 1

                             (Particulars of Newco)

Registered number:        3969946


Registered office:        Fountain Court, Cox Lane, Chessington, Surrey, KT9 1SJ


Date and place of         11th April, 2000, England
Incorporation:


Directors:                Ian Michael French
                          Stephen Roy Lundy
                          Gordon Milner
                          Alexander Charles Heathcote Tatham
                          Mark Walker
                          Seamus Twohig
                          *Simon James Victor Miesegaes


Secretary:                Nicholas James Lee


Accounting reference      30th April
date:


Authorised capital:       1,000,000 ordinary shares of(pound)1 each


Issued capital:           1,000,000 ordinary shares


Shareholders:             The Seller: 1,000,000 ordinary shares

                                   SCHEDULE 2

                         Particulars of the Subsidiaries

Subsidiary's name:           Ideal Hardware (Europe) Limited (previously
                             called BrandIT Limited)


Registered number:           3711148


Registered office:           Fountain Court, Cox Lane,
                             Chessington, Surrey, KT9 1SJ


Date and place of            10th February, 1999, England
Incorporation:


Directors:                   Ian Michael French
                             Stephen Roy Lundy
                             Seamus Twohig
                             Gordon Milner


Secretary:                   Nicholas Lee


Accounting reference         31st July
date:


Auditors:                    Arthur Andersen


Authorised capital:          100 ordinary shares of(pound)1 each


Issued capital:              2 ordinary shares


Shareholders:                Ideal Hardware Limited

Subsidiary's name:              Logical Online Limited


Registered number:              3803158


Registered office:              Fountain Court, Cox Lane,
                                Chessington, Surrey KT9 1SJ


Date and place of               8th July, 1999, United Kingdom
Incorporation:


Directors:                      Nicholas James Lee
                                Alex Charles Heathcote Tatham
                                Stephen Roy Lundy


Secretary:                      Nicholas James Lee


Accounting reference            31st July
date:


Auditors:                       Arthur Andersen


Authorised capital:             (pound)10,000 ordinary shares of(pound)1 each


Issued capital:                 1 share


Shareholder:                    Ideal Hardware Limited

Subsidiary's name:                    Ideal Financial Services Limited


Registered number:                    3942210


Registered office:                    Cox Lane, Chessington
                                      Surrey, KT9, 1TJ


Date and place of                     8th March, 2000, United Kingdom
Incorporation:


Directors:                            Ian Michael French
                                      Stephen Roy Lundy
                                      Alexander Charles Heathcote Tatham



Secretary:                            Nicholas James Lee


Accounting reference                  31st March
date:


Auditors:                             Arthur Andersen


Authorised capital:                   100 ordinary shares of(pound)1 each


Issued capital:                       1 share


Shareholder:                          Ideal Hardware Limited

                                   SCHEDULE 3

                                  (Warranties)

A.       GENERAL

1.       Recitals and Schedules

         The particulars relating to the Group Companies set out in the recitals and Schedules 1 and 2 to this agreement are accurate.

2.       Due Incorporation and Capacity

         Each of InterX and the Seller is a corporation validly existing under the laws of England with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this agreement and the Tax Deed.

3.       Valid Obligations

         This agreement and the Tax Deed constitute valid and binding obligations of InterX and the Seller.

4.       Filings and Consents

         Other than as required by this agreement, no notices, reports or filings are required to be made by InterX or the Seller in connection with the transactions contemplated by this agreement nor are any consents, approvals, registrations, authorisations or permits required to be obtained by InterX or the Seller in connection with the execution and performance of this agreement the failure to make or obtain any of which:

         (a)      would prevent or delay completion of this agreement; or

         (b) would subject the Purchaser or the Group Companies to any material liability.

5.       Incorporation

         The Group Companies are corporations validly existing under the laws of England with the requisite power and authority to conduct their businesses as presently conducted.

6.       InterX's other interests

         Neither InterX nor any member of the Seller's Group has any material interest in any business which is competitive or likely to be competitive with the business of any of the Group Companies as conducted at the date hereof.

7.       Ownership of the Shares

(1) The shares described in Schedule 1 constitute the whole of the issued and allotted share capital of the Company.

(2) The shares described in Schedule 2 constitute the whole of the issued and allotted share capital of the Subsidiaries.

(3) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares and there is no agreement or commitment to give or create any of the foregoing.

(4) The Seller is entitled to transfer or procure the transfer of the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this agreement.

8.       Subsidiaries and associates

         No Group Company is the holder or beneficial owner of or has agreed to acquire any shares of any other corporation other than the Subsidiaries.

9.       Assets

(1) Particulars of each fixed asset with a value in excess of (pound)20,000 acquired or agreed to be acquired by each of the Group Companies since the Accounts Date are set out in the Disclosure Letter.

(2) Except for assets offered for sale or sold in the ordinary course of business, no Group Company has since the Accounts Date disposed or agreed to dispose of any of the assets included in the Accounts or any asset acquired or agreed to be acquired since the Accounts Date, in each case with a book value in excess of (pound)20,000.

(3) Save for the bare licence in favour of the Company in relation to the Properties no Group Company has on the date of this agreement any interest in any real property (freehold or leasehold) whatsoever or wheresoever situate and has no liability (contingent or otherwise) in respect of any premises formerly owned or occupied by any Group Company.

10.      Licences

(1) Each Group Company has obtained all material licences, permissions, authorisations and consents required for the carrying on of the businesses now carried on by it in the place and in the manner in which such business is now carried on and there are no factors which might in any way prejudice the continuance or renewal of any of those licences, permissions, authorisations or consents.

(2) Neither the Seller nor any Group Company has received notice that any Group Company is in default under any material licence, permission, authorisation or consent.

11.      Insider Contracts

         There are no subsisting material contracts to which a Group Company is a party and in which any member of the Seller's Group has a material interest (other than, in the case of the Seller, its interest in the Shares).

12.      Litigation

         Except as claimant in the collection of debts arising in the ordinary course of business, no Group Company is a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress nor, so far as the Seller is aware, have such proceedings been expressly threatened by or against any Group Company or any of their assets in each case where those proceedings would have a material adverse effect on the Group Companies' financial position.

13.      Liquidation

(1) No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of a Group Company.

(2) So far as the Seller is aware, no petition has been presented, no order has been made for the winding-up of a Group Company.

(3)      No resolution has been passed for the winding-up of a Group Company.

14.      Consequences of sale

         The sale of the Shares to the Purchaser will not:

         (a) result in the breach of or constitute a default under any of the terms or provisions of the memorandum or articles of association of any of the Group Companies; or

         (b) result in the creation or imposition of any lien, charge or encumbrance of any nature on any of the property or assets of the Group Companies.

15.      Accounts and Management Accounts

(1) The Accounts were prepared in accordance with applicable law and generally accepted accounting principles and give a true and fair view of the state of affairs of the Company and the Property Companies (as appropriate) as at the Accounts Date and of the results of the Company and the Property Companies (as appropriate) for the financial period ended on the Accounts Date.

(2) The unaudited management accounts of the Business for the month ended 2nd June, 2000 (a copy of which is attached to the Disclosure Letter) fairly present the income and expenditure of the Business for that period.

16.      Records

         Save in the ordinary course of business all material records and information belonging to the Group Companies (whether or not held in written form) are in their exclusive possession, under their control and all such records and information are in all material respects up-to-date and accessible by them.

17.      Borrowings

(1) The total amount borrowed by each Group Company from its bankers does not exceed(pound)24,000,000 (or if lower its overdraft and other financial facilities).

(2) No Group Company has outstanding loan capital or money borrowed or raised (other than under its bank and overdraft facilities or normal trade credit).

18.      Loans

         No Group Company has lent any money which is due to be repaid and, as at the date of this agreement, has not been repaid to it and it does not own the benefit of any debt other than debts accrued to it in the ordinary course of its business.

19.      Indebtedness

         No Group Company has received any notice to repay under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which is repayable on demand; and no Group Company has received notice that there has occurred any event of default under any agreement relating to any other borrowing or indebtedness in the nature of borrowing or other credit facility of that Group Company.

20.      Bank accounts

         No Group Company has bank or deposit accounts other than those listed in the Disclosure Letter.

21.      Existing suppliers and customers

         Since the Accounts Date:

         (a) no material supplier of any Group Company has ceased or has notified that it will cease supplying, or materially reduce supplies to, any Group Company; and

         (b) no material customer of any Group Company has terminated or has notified that it will terminate or materially reduce its business with any Group Company.

22.      Material commitments and liabilities

(1) No Group Company is a party to any material contract (other than the Hivedown Agreement) which:

         (a) was entered into otherwise than in the ordinary course of trading; or

         (b) is of a long-term nature (that is to say, incapable of performance in accordance with its terms within twelve months after the date on which it was entered into or undertaken); or

         (c) is of a loss-making nature (that is to say, known to be likely to result in a loss on completion or performance); or

         (d) involves the supply of goods the aggregate sales value of which will represent in excess of five per cent. of the turnover of the Group Companies for the current financial year.

(2)      No Group Company has outstanding (save as disclosed in the Accounts):

         (a) any material agreement or arrangement with any members of the Seller's Group otherwise than by way of bargain at arm's length;

         (b) any mortgage, charge, lien or pledge or any obligation to create a mortgage, charge, lien or pledge to secure any material obligation of, or the performance of, a material obligation by any member of the Seller's Group or any other company, firm or undertaking.

(3) Neither the Seller nor any Group Company has received notice that they are in default under any agreement, mortgage, charge, lien or pledge which is material to the financial condition of the Group Companies.

23.      Joint ventures, agencies, etc.

(1) Other than as set out in the Disclosure Letter, no Group Company is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

(2) No Group Company is a party to any agreement which is material in relation to its business and which in any way restricts its freedom to carry on the whole or any material part of its business as it does at present.

24.      Secret or confidential information

         So far as the Seller is aware, no Group Company has (except in the ordinary course of business, or to its professional advisers, or to the Seller, or as required by law or any regulatory authority or subject to a confidentiality undertaking) disclosed to any person other than the Purchaser (and its professional advisers) any Confidential Information, Technical Information, Proprietary Information or any other secret or confidential information relating to its business.

25.      Intellectual Property and Style and Places of Business

(1) No Group Company currently uses on its letterheads, circulars, advertisements or vehicles any name other than its corporate name.

(2) All material licences, rights or similar arrangements granted to each Group Company at the date of this agreement in respect of any Intellectual Property are valid and subsisting and no Group Company is in material breach of any of the provisions thereof and no Group Company has received notice of any material dispute in relation thereto and no material dispute is reasonably foreseeable with respect to them.

(3)      (a)      The Group Companies are, between them, the sole legal and
                  beneficial owners of the registered Intellectual Property identified in Schedule 4 (the "Scheduled Intellectual
                  Property"). No person has been authorised to use any Scheduled
                  Intellectual Property owned by any Group Company. No Group
                  Company has disclosed (except in the normal, usual and ordinary course of its business or subject to a duty of confidentiality) any of its Confidential Information, Technical Information, Proprietary Information or any other know how, trade secrets or lists of customers to any other person.

         (b) So far as the Sellers are aware all of the Intellectual Property used by a Group Company at the date of this agreement is owned by it or licensed to it .

         (c) So far as the Sellers are aware none of the processes, products or services or activities of any Group Company infringes any material right of any other person relating to Intellectual Property or involves the unlicensed use of confidential information disclosed to any Group Company by any person in circumstances which would entitle that person to claim against any Group Company and so far as the Seller is aware none of the Intellectual Property used or required to be used by any Group Company in carrying its business is being used, claimed, opposed or attacked by any person.

         (d) The Seller is not aware of any infringement by any third party of any Scheduled Intellectual Property owned by any Group Company.

         (e) There are no outstanding written claims against any Group Company for infringement of any Scheduled Intellectual Property used (or which has been used) by any Group Company and no such claims have been settled by the giving of any undertakings which remain in force.

         (f) Confidential Information and know how used by any Group Company are kept confidential and each Group Company operates and complies with procedures which maintain such confidentiality. Such confidentiality has not been breached in any material respect.

         (g) All application and renewal fees, costs and charges relating to the Scheduled Intellectual Property in carrying on its business have been duly paid on time.

         (h) Copies of all material agreements relating to Scheduled Intellectual Property to which the Company is a party have been supplied to the Purchaser and each of them is in force.

(4) The Intellectual Property owned by each Group Company is not subject to any Security Interest.

(5) So far as the Sellers are aware none of the material Intellectual Property owned by any Group Company is subject to any claims from employees, consultants, agents or others.

(6) There have been no actions, claims, counterclaims or allegations impugning the validity or enforceability of any Scheduled Intellectual Property owned (for whether interest) by any Group Company or any Group Company's ownership thereof and so far as the Seller is aware there are no facts, matters or circumstances which are reasonably likely to give rise to any such action, claim, counterclaim or allegation.

(7) No Group Company has in the past 12 months received a written claim alleging that the Scheduled Intellectual Property is invalid.

(8) No Group Company has at any time (save in the normal, usual and ordinary course of its business or to its professional advisers or subject to a duty of confidentiality) disclosed (or undertaken or arranged to disclose or permitted to be disclosed) to any person other than the Purchaser any Confidential Information or any of its secret information or property (including, without limitation, secrets, processes, know-how financial and technical information, designs, drawings, plans, models, prototypes, statistics, lists of customers or suppliers documents, files, records and papers) or any other information relating to its business or affairs the disclosure of which would cause loss or damage to or adversely affect any Group Company or any other information relating to its manufacturers, suppliers, customers, clients and agents or to any other person who has or has had any dealings with it.

26.      Memorandum & Articles of Association

(1) The copy of the Memorandum and Articles of Association of each of the Company and the Subsidiaries which has been produced to the Purchaser's Solicitors (together with all material required to be embodied in or annexed thereto by section 380 of the Companies Act) is accurate and complete in all material respects as at the date of this agreement and fully sets out all rights attaching to each class of the share capital of the Company and the Subsidiaries.

(2) No dividends or other distributions or profits have been declared, made or paid since the Accounts Date.

27.      Compliance with Laws

(1) No Group Company has committed any criminal, illegal or unlawful act or default or any breach of any rules or regulations of any professional body relevant to its business or affairs or the activities of its employees and no officer or employee of any Group Company has committed any criminal, illegal or unlawful act or default (other than minor traffic offences) or breach of trust in connection with the business or affairs of any Group Company or any breach of any rules or regulations of any professional body relevant to any Group Company's business or affairs or the activities of its employees.

(2) None of the activities or contracts or rights of any Group Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant.

(3) So far as the Seller is aware no event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by any Group Company or call in any money before the normal due date therefor and there are no circumstances likely to give rise to such an act or event.

(4) The Company does not carry on, nor does it purport to carry on, nor has it at any time since 28th April, 1988 carried on, or purported to carry on, investment business in the United Kingdom within the meaning of section 3 of the Financial Services Act 1986 nor has it contravened any provision of the said Act.

28.      Insolvency

(1) No Group Company has stopped payment or is unable to pay its debts within the meaning of s.123 of the Insolvency Act 1986.

(2) No Group Company is insolvent either on the basis that it is unable to pay its debts as and when they fall due or upon the basis of a deficiency of assets over liabilities taking into account any contingent or prospective liabilities.

(3) No receiver or manager (whether an administrative receiver or otherwise) has been appointed by any person or court over the business or assets of any Group Company or any part thereof.

(4) No petition has been presented to the court for the appointment of an administrator to any Group Company and no Group Company nor its directors have any intention to present such a petition nor has any order been made for the appointment of such an administrator.

(5) No Group Company has made nor does it intend to make any proposal to its creditors for a composition in satisfaction of its debts or a scheme of arrangement.

(6) There is no unfulfilled or unsatisfied judgment or court order outstanding against any Group Company and there has been no delay by any Group Company in the payment or discharge of any obligation or liability when due.

(7) No distress, execution or other analogous process has been levied on any of the assets of any Group Company.

29.      Business Since Incorporation

(1) Since its incorporation the Company has carried on only the Business and has not at any time during such period ceased to carry on such business or changed its business or carried on any new or other business and save for liabilities incurred in the ordinary course of business and which are reflected in the 2nd June, 2000 management accounts has no obligations or liabilities whatsoever other than those acquired by it pursuant to the Hivedown Agreement or this agreement.

(2) The assets acquired by the Company pursuant to the Hivedown Agreement are (other than the fixed assets and stock) adequate and suitable for the Company to conduct the Business as at the date of this agreement.

30.      Effects of this agreement

         Neither the exchange of nor the performance of nor compliance with this agreement or any of the documents referred to in it or Completion will:

         (a) conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions any arrangement, contracts, transactions to which any Group Company is a party;

         (b) relieve any other party to a contract, agreement, arrangement or instrument with any Group Company of its obligations thereunder or enable it to terminate its obligations under such contract, agreement, arrangement or instrument or to exercise any option or right against any Group Company or any asset of any Group Company; or

         (c) result in the creation or imposition of any Security Interest on any of the assets of any Group Company other than any Security Interest required by the Purchaser's lender.

31.      Government and Other Grants

         As a result of Completion no Group Company is subject to any arrangement for receipt or repayment of any allowance, redundancy payment contribution, grant, subsidy or financial assistance from any government department, local authority, agency, board or other body whatsoever or is under any obligation, contingent or otherwise, to return, repay, allow to be forfeited, withheld or set-off the whole or any part of the same.

32.      Insurance

(1) All the assets and liabilities of each Group Company of an insurable nature (including but not limited to the stock-in-trade, the real property, product liability and consequential loss of profits covering a period of not less than six months) are and have at all material times been insured against all risks as would in the circumstances be prudent in amounts representing the full replacement or reinstatement value thereof or the full amount of any liability and all such insurance is currently in full force and effect.

(2) So far as the Seller is aware nothing has been done or omitted to be done which has made or could make any policy of insurance void or voidable and all conditions attached thereto have been and are being complied with and so far as the Seller is aware there are no insurance claims outstanding, pending or threatened and no circumstances which are likely to give rise to any claim under any of such insurance.

33.      Terms of Business and Trade

(1) No party with whom any Group Company has entered into any contract, arrangement or understanding is in material default thereunder and so far as the Seller is aware there are no circumstances likely to give rise to such a default.

(2) Each Group Company has observed and performed in all material respects so far as the Seller is aware the terms and conditions on its part to be observed and performed under any trading contracts.

34.      Warranties of Goods and/or Services

         There are no outstanding claims (other than claims for payment under outstanding invoices or warranties) against any Group Company on the part of customers or suppliers which exceed (pound)5,000 nor have any such claims been settled or paid since the Accounts Date in respect of defects in quality of or delays in delivery or completion of contracts or deficiencies of design or performance of equipment or otherwise relating to liability for goods or services supplied by any Group Company so far as the Seller is aware and no such claims are threatened or anticipated and so far as the Seller is aware there is no matter or fact in existence in relation to goods or services supplied before the date of this agreement which is likely to give rise to the same.

35.      Ownership of Assets

         As at the Accounts Date all the assets included in the Accounts were owned by the Seller or Subsidiaries and particulars of all fixed assets acquired or agreed to be acquired by the Seller or any Group Company since the Accounts Date are set out in the Disclosure Letter.

36.      Sureties

(1) No person has given or promised any guarantee or indemnity of or security for any overdraft, loan or loan facility granted or to be granted to any Group Company or of any obligation owed or to be owed by any Group Company.

(2) Other than in the ordinary course of business, no Group Company has given or promised any guarantee or indemnity of any of the obligations of any third party except to members of the Seller's Group.

37.      Powers of Attorney, Authorisation, Agencies

(1) Other than in the ordinary course of business, no Group Company has given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of employees to enter into routine trading contracts in the ordinary course of their duties) except to members of the Seller's Group.

(2) Other than in the ordinary course of business, no Group Company has appointed any agents or distributors or managers in respect of any of its assets, liabilities, products or services whether within or outside the United Kingdom except to members of the Seller's Group.

38.      Employment

(1)      The Disclosure Letter contains:

         (a) details of all employees of the Group Companies and their material terms of employment, including (without limitation) their names, dates of birth, date of commencement of employment, job title, current salary, profit sharing, commission, discretionary bonus arrangements and all other financial benefits;

         (b) particulars of any person who has accepted an offer of employment made by any Group Company but whose employment has not yet started and of any outstanding offer of employment made to any person by any Group Company; and

         (c) particulars of any agreement for the provision of consultancy services or the services of personnel to any Group Company and of the terms applicable to the secondment to any Group Company of any person.

(2) Since the Accounts Date there has been no promise, or agreement for any change in the terms of employment or any increase in the emoluments payable to any director or employee of any Group Company and no director or employee has given notice, or is under notice of dismissal, and no amounts are due to or in respect of any former director or employee and no amounts which should have been paid to any director, or employee of any Group Company are in arrears or unpaid.

(3) No amount is owing by any of the directors of any Group Company to any Group Company.

(4) No Group Company has any current but unsatisfied liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee or to make any compensation payment under any provision of the Employment Acts and no such sums have been paid (whether pursuant to a legal obligation or ex gratia) since the date of incorporation of the relevant Group Company and so far as the Seller is aware there are no existing circumstances which will give rise to any such liability.

(5)      No Group Company has any outstanding loan or advance to any employee.

(6) Each of the Group Companies have in relation to each of its employees (and so far as it is relevant, to each of its former employees) complied in all material respects with all relevant obligations imposed by the Employment Acts.

(7) None of the Employees is involved in any industrial action and the Seller is not aware of any circumstances which may result in any industrial action involving any Employees.

(8) No Group Company has entered into any recognition agreement with a trade union nor has it received any request for recognition.

39.      Pension Schemes

(1) Other than the Ideal Hardware Limited No 2 Executive Pension Scheme and the group personal pension plan (the "Pension Schemes"), all material details of which are contained in the Disclosure Letter, no Group Company is a party to or has any liability under any retirement benefit, pension or life assurance scheme or arrangement or fund relating to any of its directors or ex-directors, officers or ex-officers, employees or ex-employees nor is it under any legal obligation to provide any retirement benefit, pension or life assurance scheme or arrangement or fund for any person nor has it regularly conferred any benefit or made any payment to any ex-director, ex-officer or ex-employee or person connected therewith. No ex gratia payments have been or are proposed or intended to be made by any Group Company to any employees, former employees, director or former director or to any person connected therewith.

(2)      In relation to the Pension Schemes:

         (a) there is disclosed the basis on which Newco makes, or is liable to make, contributions to it;

         (b) all contributions which are payable by Newco in respect of it and all contributions due from employees have been duly made and Newco has fulfilled all its obligations under it;

         (c) no discretion has been exercised to provide in respect of a member a benefit which would not otherwise be provided;

         (d) it provides only money purchase benefits (as defined in section 181 Pension Schemes Act 1993);

         (e) it is an exempt approved scheme and/or group personal pension scheme approved, or capable of being approved, under the Taxes Act; and

         (f) all consultancy, legal and other expenses have been paid to date.

(3) No death, disability or retirement gratuity is currently being paid or has been promised by Newco.

(4) In relation to the Ideal Hardware Limited No 2 Executive Pension Scheme, the Seller shall (at the Seller's expense) execute such deeds as the Company reasonably requires in order to be substituted as Principal Employer and Trustee in place of the Seller subject to the agreement of the Inland Revenue (for tax approval purposes).

40.      Security Interests

         There is no Security Interest on, over or affecting all or any part of the undertaking or assets of any Group Company and there is no agreement, commitment or obligation to create any Security Interest and no claim has been made by any person to be entitled to any Security Interest other than any lien operating in favour of bankers arising in the ordinary course of operating bank accounts and other bank facilities.

41.      Material Contracts

         No Group Company is a party to or has either any liability or any right or purported right under the Contracts (Rights of Third Parties) Act 1999 under any deed, mortgage, debenture, instrument, charge, guarantee, bond, indemnity, undertaking, lease (whether assigned or not), contract (including any agency, distributorship, franchise or commission agreement) arrangement, obligation or commitment of any sort other than:-

         (a) contracts for the sale or purchase of trading stock or supply or services in the normal, usual and ordinary course of such Group Company's business (being contracts on terms which are in no way unusual or unreasonably onerous on any Group Company, which will not be likely to result in a loss to any Group Company and which do not give or purport to give any person a right under the Contracts (Rights of Third Parties) Act 1999); and

         (b) contracts of service with its employees which can be terminated by the relevant Group Company by not more than four weeks' prior notice without compensation (other than compensation payable under any statute).

42.      Restrictive Practices

(1) No Group Company is or has been concerned directly or indirectly in any agreement, arrangement, understanding or practice (whether or not legally binding) or any conduct which infringes or has infringed or which has or should have been registered or notified under any anti-monopoly or anti-trust legislation including the Restrictive Trade Practices Act 1976 and 1977, the Resale Prices Act 1976, the Fair

         Trading Act 1973, the Competition Act 1980, Articles 34, Article 81 (ex-Article 85) or Article 82 (ex-Article 86) of the EC Treaty, or the Competition Act 1998.

(2) The Company in relation to anti-trust or similar matters relating to the Business:

         (a) has not given any undertaking to, nor is subject to, any order of or investigation by, nor has received any request for information from;

         (b) has not received or is likely to receive any process, notice or communication, formal or informal by or on behalf of;

         (c) has not been or is a party to, nor is or has been concerned in, any agreement, arrangement, understanding or practice in respect of which an application for negative clearance and/or exemption has been made to the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry, the European Commission, or any other Governmental or other authority, department, board, body or agency of any country having jurisdiction in anti-trust or similar matters.

(3) Save as required by law or pursuant to the terms of any distribution agreement no Group Company is subject to any contracts, obligations, practices, agreements or arrangements which restrict any Group Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it sees fit.

43.      Computer Systems

(1) No Group Company has any of its records, Computer Systems or other systems, controls, data or information recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of a Group Company.

(2) The Computer Systems have been satisfactorily maintained and supported and have the benefit of an appropriate maintenance and support agreement terminable by the contractor by not less than twelve months' notice.

(3) The Computer Systems have had adequate capability and capacity for the requirements of the Company for the processing and other functions required to be performed for the purposes of the business of each Group Company.

(4) Disaster recovery plans are in effect and are adequate to ensure that the Computer Systems can be replaced or substituted without material disruption to the business of any Group Company.

(5) In the event that any person providing maintenance or support services for the Computer Systems ceases or is unable to do so, the Group Companies have all necessary rights to obtain the relevant source codes and all related technical and other information free of charge and to procure the carrying out of such services by employees or by a third party.

(6) The Group Companies have adequate procedures to ensure internal and external security of the Computer Systems, including procedures for taking and storing on-site and off-site back-up copies of computer programs and data.

(7) None of the Computer Systems will be affected and the performance and function of any Computer System and/or related hardware, software or communication facilities or other automated process used by the Company in connection with its activities or business will not be affected by dates prior to, during or after the year 2000 and in particular:

         (a) none of the Computer Systems is unable to accept without interruption all date inputs, provide without interruption correct date outputs and correctly perform without interruption calculations on dates or portions of dates and otherwise accurately without interruption handle date information before, during and after 1st January, 2000;

         (b) no value for any date element in any data used as input by the software will cause any interruption in the operation of the software, which will either correctly interpret the date element (where it is a valid date) or else affect and report it as an invalid date and continue processing accordingly; and

         (c) date-based functionality shall behave consistently for dates prior to, during and after year 2000 and produce correct results in accordance with the software's specifications.

44.      Environmental Liability

         No Group Company has cause any and the Sellers is not aware of any events, conditions, circumstances, activities, practices, incidents or actions which have given or might give rise to any liability (whether in common law or under statute) on the part of any Group Company related to Environmental Matters or otherwise form the basis of any expenditure, claim, action, suit, hearing, proceedings or investigation related to Environmental Matters against or involving any Group Company.

45.      Ownership of Fixed Assets

         The Group Companies together own absolutely both legally and beneficially free from any Security Interest all the fixed assets listed in the Disclosure Letter.

46.      Ownership of Stock

         The Group Companies together own absolutely both legally and beneficially free from any Security Interest all the stock listed in the Disclosure Letter.

47.      Data Protection Act 1998

(1) The Company has registered or applied to register itself under the Data Protection Act 1998 in respect of all registrable personal data held by it, and all due and requisite fees in respect of such registrations have been paid.

(2) The details contained in such registrations or applications are correct, proper and suitable for the purpose(s) for which the Company holds or uses the personal data which are the subject of them, and the contents of all such registrations or applications have been made available to the Purchaser.

(3) All personal data held by the Company has been held in accordance with the data protection principles and there has been no unauthorised disclosure of such personal data.

(4) There are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature or notice under the Data Protection Act 1998 currently outstanding against the Company, nor is there any outstanding appeal against such notices. The Sellers are not aware of any circumstances which may give rise to the giving of any such notices to the Company.

(5) There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company, nor any outstanding applications for rectification or erasure of personal data.

(6) There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by the Company inaccurate, nor has the Company lost or made any unauthorised disclosure of any such data.

(7) Without prejudice to the specific provisions above, the Company and its employees have complied in all respects with the requirements of the Data Protection Act 1998.

48.      Properties

(1) The Properties are the only freehold and leasehold properties owned, controlled or occupied by any Group Company and no Group Company has entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed.

(2) There is no Security Interest, option, agreement for sale, right to acquire or any overriding interest or rent charge on over or affecting all or any part of the Properties and there is no agreement or commitment to give or create any of he foregoing and no claim has been made by any person to be entitled to any of the foregoing.

(3) A Group Company is in actual and exclusive occupation of the whole of the Properties no lease, tenancy, licence or other right of occupancy has been granted or agreed to be granted to any third party in respect of the Properties or any part thereof.

(4) So far as the Seller is aware, there are no legal proceedings issued, pending or threatened against any Group Company in any way relating to the Properties.

(5) No Group Company has at any time assigned or otherwise disposed of any freehold or leasehold property in such a way that it retains any residual liability in respect of any such freehold or leasehold property.

(6) No Group Company holds or owns any real property or interest therein situate outside England and Wales.

(7) The replies to enquiries given by the Seller to the Purchaser in respect of Cox House and in respect of Fountain Court are true and accurate in all material respects.

(8) No Group Company has received any notice or complaint issued by the local, county or other competent authority or from any third party in respect of the Properties or any part of them and have no knowledge of any such notice or complaint.

(9) There are no overriding interests, covenants restrictions or easements affecting the Properties which might adversely affect the relevant Group Company's ability to continue to carry out its existing business from any Property in the same manner as at present and at the same cost.

B.       TAXATION

1.       Entering Into/Performance of the Agreement

         So far as the Seller is aware neither the exchange of or performance of this agreement nor Completion will render any Group Company liable to any, or any additional, Taxation.

2.       Returns and Clearances

(a) Any return, notification, computation, accounts, information, statement or payment which should have been made, submitted or given by any Group Company for the purposes of Taxation has been made, submitted or given properly, correctly and fully within the requisite period and is not the subject of any material dispute nor, so far as the Seller, is aware likely to become the subject of any material dispute with any Taxation authority.

(b) Each Group Company has complied in all respect with all statutory provisions, rules, regulations, orders and directions relating to Value Added Tax and has made timely and accurate returns and maintained full, complete, correct and up-to-date records, obtained and, where appropriate, retained invoices and other documents requisite for the purposes of such legislation and is not in arrears with any payments or returns thereunder and has not been required by the Commissioners of Customs and Excise to give security.

(c) All particulars furnished to any Taxation authorities, in connection with any application for consent or clearance on behalf of any and each Group Company, fully and accurately disclosed all facts and circumstances material to the decision of the authorities: any consent or clearance was and remains valid and effective; and any transaction, for which consent or clearance was obtained, has been carried out (if at all) only in accordance with the terms of the relevant application and consent or clearance.

(d) No Taxation authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of any Group Company.

(e) No Group Company is involved in any arrangement for the payment of Corporate tax by instalments.

3.       Penalties

(a) No Group Company is under a liability to pay any penalty, fine, surcharge or interest to any Taxation authority.

(b) No Group Company has within the last six years been the subject of an investigation, audit, non-routine investigation or discovery by or involving any Taxation authority and there are no circumstances, so far as the Seller is aware, which make it likely that an investigation, audit or discovery will take place.

(c) No Group Company has, within the last two years, been given a penalty liability notice within Section 64 VATA 1994 nor a surcharge liability notice within Section 59 VATA 1994 nor received a written warning within Section 76(2) VATA 1994.

4.       Claims, Elections, Liabilities and Reliefs

(a) No Group Company has made a claim under any of the following provisions of TCGA:

         (i) Section 24 (disposals where assets are lost or destroyed or become of negligible value);

         (ii)     Section 48 and 280 (consideration due after time of disposal).

(b) No Group Company is or will become liable to pay, or to reimburse or indemnify in respect of, any Taxation in consequence of the failure by any other person to discharge that Taxation, where the Taxation relates to profit, income or gains earned or arising or deemed to have arisen or an Event occurring or deemed to have occurred (whether wholly or partly) on or before Completion.

(c) All Taxation which any Group Company is liable to pay or for which any Group Company is liable to account has been duly paid or accounted for insofar as such Taxation ought properly to have been paid or accounted for.

5.       PAYE National Insurance and Payments under Deduction of Tax

(a) Each Group Company has properly operated the PAYE system by duly deducting from all payments made or treated as made to its employees or former employees, including anyone treated as an employee of such Group Company by a Taxation authority, Taxation under the PAYE system and has duly accounted to the Inland Revenue for all Taxation deducted by it and for all Taxation chargeable on salaries, wages and bonuses paid, and where applicable, benefits provided by such Group Company and notional payments within the meaning of Section 203 Taxes Act, and proper records have been maintained in respect thereof.

(b) All payments due in respect of national insurance contributions have been deducted from salaries, wages and bonuses paid by and where applicable, benefits provided by any Group Company (including for the avoidance of doubt the granting of options over any Group Company's shares), and each Group Company has accounted to the Inland Revenue for such deductions made by it and for all national insurance contributions chargeable on or in respect of salaries, wages and bonuses paid or benefits provided and proper records have been maintained in respect thereof.

(c) Each Group Company has made such deductions withholdings and retentions as it was required by the Taxation Statutes to make from payments made or treated as made and has accounted to the Taxation authorities for such deductions, withholdings or retentions and proper records in respect thereof have been maintained and retained by the Company.

(d) Each Group Company has complied in all respects with sections 559 to 567 of Taxes Act (deduction of tax from payments to sub-contractors in the construction industry).

(e)      Each Group Company has correctly operated:

         (i) a statutory sick pay scheme in accordance with the provisions of the Social Security and Housing Benefits Act 1982;

         (ii) a statutory maternity pay scheme in accordance with the provisions of the Social Security Act 1986.

(f) Each Group Company has complied with the provisions of section 85 FA 1988 (duty to furnish returns where a person acquires shares in a company in certain (circumstances).

(g) No Group Company is or has been a party to any arrangement which has been, is being, or may be challenged as being an abnormal pay practice under Regulation 21 of the Social Security (Contributions) Regulations (SI 1979/591).

6.       Disallowance of Deductions

         All rents, interest, annual payments and other sums of an income nature paid or payable by any Group Company or which any Group Company is under an obligation to pay in the future are wholly allowable as deductions or charges in computing income for the purposes of corporation tax and, in particular, are not disallowable by reason of any of the following provisions of Taxes Act:

         (a) section 74 (general rules as to deductions which are not allowable);

         (b)      section 125 (annual payment for non-taxable consideration);

         (c)      section 338 (allowance of charges on income);

         (d)      section 770 (sales etc. at an undervalue or an overvalue);

         (e)      section 779 (sale and lease-back; limitation on tax reliefs);
                  or

         (f)      section 787 (restriction of relief for payments of interest),

         provided that this sub-paragraph shall relate only to such payments or transfers by the Company as in aggregate exceed (pound)25,000.

7.       Tax Avoidance etc.

(a) No Group Company has been party to or otherwise involved in any transaction, scheme or arrangement of which the main purpose or one of the main purposes was avoiding, reducing or delaying a liability to Taxation or which or any part of which could for the purposes of Taxation be disregarded or reconstructed by reason of any motive to avoid, reduce, mitigate or delay payment of Taxation.

(b) No Group Company has been party to or otherwise involved in any transaction or agreement to which any of the following provisions of Taxes Act could apply:

         (i)      section 75 CAA (further restrictions on allowances);

         (ii)     sections 159(4)-(6) CAA

         (iii) section 399 (dealings in commodity futures etc.: withdrawal of loss relief);

         (iv) section 410 (arrangements for transfer of a company to another group or consortium), section 395 (leasing contracts and company reconstructions) and section 116 (arrangements for transferring relief);

         (v) section 729 (sale and purchase of securities) and section 730 (transfers of income arising from securities);

         (vi)     sections 731-735 (purchase and sale of securities);

         (vii) section 736 (company dealing in securities: distribution materially reducing the value of the holding);

         (viii) section 774 (transactions between dealing company and associated company);

         (ix)     section 779 (sale and leaseback: limitation on tax relief):

         (x)      Section 781 (assets leased to traders and others);

         (xi)     Section 786 (transactions associated with loans or credit).

(c) No Group Company has been party to or otherwise involved in any transaction to which any of the following provisions of the TCGA could apply:

         (i)      section 29 (value-shifting);

         (ii) section 106 (disposals of shares and securities by company within prescribed period of acquisition).

(d) No Group Company has since the Accounts Date been a party to or otherwise involved in any transaction to which any of the following provisions have been, or could be, applied, other than transactions in respect of which all necessary consents or clearances have been obtained:

         (i) Sections 703-709 Taxes Act (cancellations of tax advantages from certain transactions in securities);

         (ii)     section 765 Taxes Act (migration etc. of companies);

         (iii) section 776 Taxes Act (transactions in land taxation of capital gains);

         (iv)     sections 135-136 TCGA (reconstruction and amalgamations); and

         (v) section 139 TCGA (reconstruction or amalgamation involving transfer of business).

8.       Transactions relating to Land

         No Group Company has carried out or entered into any transaction or arrangement whereby it is or may become liable to Taxation under or by virtue of any of the following provisions of the Taxes Act:

         (a) section 34 (treatment of premiums etc as rent of Schedule D profits);

         (b) section 35 (Schedule D charge on assignment of lease granted at an undervalue);

         (c) section 36 (Schedule D charge on sale of land with a right to a reconveyance);

         (d) section 37 (premiums paid etc; deductions from premiums and rent received);

         (e)      section 43 (payments to non-residents);

         (f) sections 776-778 (transactions in land: taxation of capital gains);

         (g) section 780 (sale and lease-back: taxation of consideration received).

9.       Depreciatory Transactions and Value-shifting

(a) No loss which was accrued or might accrue on the disposal by any Group Company of any asset is liable to be reduced or disallowed by reason of the provisions of section 176 TCGA (depreciatory transactions) or section 177 TCGA (dividend stripping).

(b) No chargeable gain or allowable loss arising on a disposal by any Group Company of any asset is liable to be adjusted under section 30 TCGA (tax free benefits).

10.      Transactions not at Arm's length

(a) No Group Company has disposed of or acquired any assets in circumstances to which the provisions of section 17 TCGA (disposals and acquisitions treated as made at market value) or section 125 TCGA (close company transferring assets at an under value) apply.

(b) No Group Company has been a party to any transaction to which the provisions of section 770 Taxes Act (sales at undervalue/overvalue between associated persons) apply or in respect of which a direction under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 VATA could be made.

(c) No Group Company is entitled to any capital loss to which the provisions of section 18(3) TCGA (disposals between connected persons: restriction of loss relief) apply.

(d)      No Group Company has received any assets by way of gilt as mentioned section 282 TCGA (recovery of tax from donee).

11.      Distributions and Payments

(a) No Group Company has repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital.

(b) No Group Company has issued any share capital which is of a relevant class as defined in section 249(2) Taxes Act (stock dividends treated as income) or to which section 141(1) TCGA (stock dividends: consideration for new holding) applies or could apply nor does the Company own any such share capital.

(c) No Group Company has been engaged in, or been a party to, any of the transactions set out in sections 213-218 Taxes Act (demergers) and
         Section 192 TCGA (tax exempt distributions) or has made or received a chargeable payment as defined in Section 214 Taxes Act (chargeable payments connected with exempt distributions).

(d) No Group Company has capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital otherwise than for the receipt of "new consideration" (within the meaning of Part VI Taxes Act) or passed or agreed to pass any resolution to do so.

(e) No distribution within the meaning of sections 209, 210, 211 or 254 of Taxes Act has been made by any Group Company since 1st January, 1987 except dividends shown in the Accounts nor is any Group Company bound to make any such distribution.

(f) No Group Company has received a capital distribution to which the provisions of section 189 TCGA (capital distribution or chargeable gain: recovery of tax from shareholder) applies or could apply.

12.      Close Companies

(a) No Group Company is or has ever been within the last six years a close company within the meaning of section 414 Taxes Act.

(b) No Group Company is or has ever been a close investment holding company as defined in section 13A Taxes Act.

(c) No distribution within section 418 Taxes Act has been made by any Group Company within the last seven years.

(d) No loan or advance made by or debt incurred to or assigned to any Group Company falling within the provisions of section 419 Taxes Act as extended by section 422 is outstanding or has been waived since the Accounts Date.

13.      Employees

(a) No Group Company is under any obligation to pay nor has any Group Company since the Accounts Date paid or agreed to make any payment to or provided or agreed to provide any benefit for any person who is or has been an officer or employee of any Group Company or a dependant of any such person which is not allowable as a deduction in calculating the profits of such Group Company for the purposes of Taxation.

(b) No Group Company participates in a scheme under section 202 Taxes Act (donations to charity: payroll deduction scheme).

(c) No scheme registered under Chapter III of Part V Taxes Act (profit-related pay) applies to any Group Company or any of its employees and no application for registration of such a scheme has been made.

(d) No Group Company has made any payment since the Accounts Date which may be wholly or partly disallowed as an expense or expense of management under Section 112 FA 1993 (employers' pension contributions) nor do any circumstances exist at the Accounts Date which could result in an any payment made after that date being wholly or partly so disallowed.

14.      Group Relief, Surrenders of ACT and Group Income

(a) The Purchaser has been given in writing full particulars of all arrangements and agreements relating to the claim or surrender of group relief (as defined by section 402 Taxes Act) to which any Group Company is or had been a party and under which it has an outstanding obligation to surrender any group relief or make any payment and:

         (i) all claims by such Group Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax; and

         (ii) each Group Company has received all payments due to it under any such arrangement or agreement for surrender of group relief made by it.

(b) There are no arrangements in existence within the meaning of section 410 Taxes Act which would preclude any Group Company from being registered as a member of the Seller's Group.

(c) The Purchaser has been given in writing full particulars of all arrangements and agreements to which any Group Company is or has been a party relating to the surrender of advance corporation tax made or received by such Group Company under section 240 Taxes Act and under which the Group Company has an outstanding obligation to surrender any advance corporation tax or make any payment and:

         (i) no Group Company has paid nor is liable to make a payment under any such arrangement or agreement which exceeds the amount of the advance corporation tax surrendered to it under section 240 Taxes Act;

         (ii) no Group Company has paid nor is liable to make a payment under any such arrangement or agreement for the surrender of any advance corporation tax which is or may become incapable of set-off against the Company's liability to corporation tax; and

         (iii) each Group Company has received all payments due to it under any such arrangement or agreement for all surrenders of advance corporation tax made by it.

(d) No Group Company has paid any payment without deductions of income tax in the circumstances specified by section 247(6) Taxes Act.

(e) No Group Company has made or is subject to any claim under section 242 Taxes Act (surplus franked investment income).

(f) No Group Company owns any asset which was acquired from another company within the last six years which was a Group Company which owned the asset other than as trading stock within the meaning of section 173 TCGA.

(g) No Group Company has ceased or will cease to be a member of a group of companies in circumstances in which a charge under section 179 TCGA has arisen or may arise.

15.      Capital Allowances

(a) On the assumption that a disposal is made of the pool of assets or of any asset not in such a pool for a consideration equal to the book value shown in or adopted for the purposes of the Accounts for the assets in the pool or, as the case may be, the asset, no balancing charge under CAA or any other Tax Statute relating to capital allowances would be made on any Group Company (and for the purpose of this paragraph 15 "asset" shall be taken to include each and every part of such asset).

(b) No event has occurred since the Accounts Date by reason of which any balancing charges may fall to be made against or any disposal value brought into account by any Group Company under CAA or any other Taxation Statute relating to capital allowances, or a withdrawal of first year allowances or recovery of excess relief be made under sections 46 and 47 CAA.

(c) No claim for capital allowances has been made by any Group Company in respect of any asset which is leased to or from or hired to or from any Group Company and no election affecting any Group Company has been made under section 53 CAA (expenditure incurred by an equipment lessor) or section 55 CAA (expenditure incurred by an incoming lessee) in respect of any such asset.

(d) No Group Company has made an election under section 37 CAA (short-life assets) nor is it taken to have made such an election under subsection
         (8)(c) of that section.

(e) None of the assets of any Group Company expenditure on which has qualified for a capital allowance under Part I CAA (industrial buildings and structures), has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure.

16.      Acquisition Costs and Re-basing

(a) If each of the assets (except trading stock and work-in-progress) of each Group Company were disposed of at the date of this Agreement for a consideration equal to the book value of that asset in or adopted for the purpose of the Accounts to a person not connected with it and by way of a bargain at arm's length, no liability to corporation tax on chargeable gains would arise and for this purpose there shall be disregarded any relief and allowances available to such Group Company other than amounts falling to be deducted from the consideration receivable under section 38 TCGA (acquisition and disposal costs, etc).

(b) No election under section 35(5) TCGA (assets held on 31st March, 1982 re-election for re-basing) has been made by any Group Company and the Accounts are prepared on the basis that no such election will be made.

(c) No loss which might accrue on the disposal by any Group Company of any asset is liable to be reduced or eliminated by the application of section 35(3) or (4) of TCGA (exclusion of rebasing).

(d) No asset owned by any Group Company is subject to a deemed disposal and reacquisition under paragraphs 16, 17, 19 or 21 Schedule 2 TCGA and there are no circumstances which could give rise to any Group Company being denied time apportionment in computing chargeable gains.

17.      Replacement or Restoration of Business Assets

         The Purchaser has been given in writing full particulars of all claims and elections which have been made or assumed in the Accounts to be made by any Group Company under:

         (a) section 23 TCGA (receipt of compensation and insurance proceeds applied to replace or restore asset);

         (b) sections 152 to 158 TCGA (replacement of business assets; roll-over relief):

         (c)      section 165 TCGA (relief for gifts of business assets);

         (d) sections 175 TCGA (replacement of business assets by members of a group); or

         (e) section 247-248 TCGA 1992 (roll-over relief on compulsory acquisition),

         which would affect the amount of the chargeable gain or allowable loss which would, but for the claim, have arisen on a disposal of any of the Company's assets and no such claim or election has been made by any other person which affects or could affect the amount or value of the consideration for the acquisition of any asset by the Company taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal of that asset.

18.      Chargeable Debts

         No gain chargeable to corporation tax will accrue to any Group Company on the disposal of any debt owing to any Group Company.

19.      Chargeable Policies

         No Group Company has acquired benefits under any policy of assurance otherwise than as original beneficial owner.

20.      Gifts and Inheritance Tax

(a) No transfer of value (as defined in section 3 IHTA) or disposal by way of gift (within the meaning of section 102 FA 1986) has at any time been made by or to any Group Company and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise on any Group Company or on any of its participators.

(b) No Inland Revenue charge (as defined in section 237 IHTA) is outstanding over any asset of any Group Company or in relation to any of the shares in any Group Company and no circumstances exist which could lead to any such charge arising in the future.

(c) There are not in existence any circumstances whereby any such power as is mentioned in section 212 IHTA could be exercised in relation to any shares in or securities or assets of any Group Company.

(d) No Group Company has disposed of or acquired any asset in circumstances to which the provisions of section 282 TCGA (recovery of tax from the donee) could apply.

21.      Overseas Matters

(a) Each Group Company is and always has been resident in the United Kingdom for United Kingdom tax purposes.

(b) No Group Company is registered or has ever fallen to be treated for the purposes of any double taxation relief arrangements as resident in a territory outside the United Kingdom or is liable to tax on gains arising on disposals of assets of descriptions specified in any such arrangements nor is the Seller aware of any circumstances as to why this would be the case.

(c) No Group Company is or has ever been a dual resident company within the meaning of section 404(2) Taxes Act.

(d) There has been no transfer by any Group Company of a trade or part of a trade which it carried on outside the United Kingdom through a branch or agency, to a company not resident in the United Kingdom in circumstances such that a chargeable gain might be deemed to arise at a later date pursuant to the provisions of section 140 TCGA (postponement of charge to tax on transfer of assets to a non-resident company).

(e) No notice of the making of a direction under section 747 Taxes Act (imputation of chargeable profits and creditable tax of controlled foreign companies) has been received by any Group Company and the circumstances are not such and have never been such as would permit the Inland Revenue to make such a direction as to apportion the profits of a controlled foreign company in whole or in part to any Group Company pursuant to section 752 Taxes Act (apportionment of chargeable profits and creditable tax).

(f) No Group Company owns or has at any time owned a material interest in an offshore fund which is or has at any time been a non-qualifying offshore fund as defined by section 760 Taxes Act.

(g) No Group Company has received or become entitled to any income which is "unremittable income" within the meaning of section 584 Taxes Act which has not been remitted to the United Kingdom nor has it received or become entitled to any gain to which section 279 TCGA could apply or has been applied and which has not been transferred to the United Kingdom.

(h) No gain has accrued in respect of which any Group Company may be liable to corporation tax on chargeable gains by virtue of the provisions of section 13 TCGA 1992 (attribution of gains to members of non-resident company) or section 87 TCGA 1992 (attribution of gains to beneficiaries).

(i) No Group Company is a person to whom section 132(2) FA 1988 or section 191(2) TCGA applies (liability of other persons for unpaid tax of migrating companies non payment of tax by non-resident companies).

(j) No Group Company has been or is assessable to Tax under section 78 Taxes Management Act 1970 (method of charging non-residents) including that section as modified and extended for stamp duty reserve tax.

(k) No Group Company has received foreign loan interest on which double taxation relief will, or may be, restricted under section 798 Taxes Act (interest on certain overseas loans).

(l)      No Group Company is deemed to have made a disposal of any assets under section 186 TCGA (assets ceasing to be within the charge to UK tax).

(m) No claim or election affecting any Group Company has been made or has been assumed in the Accounts to have been made under any of the following sections of TCGA:

         (i) section 140 (postponement of charge on transfer or assets to a non-resident company);

         (ii)     section 140C (transfer of a non-United Kingdom trade);

         (iii) section 187 (postponement of charge on deemed disposal on a company ceasing to be resident in the United Kingdom).

22.      Value Added Tax

(a) Each Group Company is duly registered for the purposes of Value Added Tax with quarterly prescribed accounting periods and its registration is not subject to any conditions imposed by or agreed with Customs and Excise and no Group Company is under a duty to make monthly payments on account.

(b) No Group Company has ever been required by the Commissioners of H.M. Customs and Excise to give security.

(c) No Group Company is authorised to account for Value Added Tax annually in accordance with Part VII Value Added Tax Regulations 1995.

(d)      No Group Company is accounting for Value Added Tax in accordance with
         Part VIII Value Added Tax Regulations 1995.

(e) No Group Company is or has at any time been treated for the purposes of Value Added Tax as a member of a group of companies and there has been no transfer of a business as a going concern in respect of which any Group Company could become or at any time since the Accounts Date has become liable under section 44 VATA (supplies to groups).

(f) No act or transaction has been effected in consequence of which any Group Company is or may be held responsible for any Value Added Tax under section 29 (self-billing), section 47 (agents), section 48 (VAT representatives) VATA and no direction affecting any Group Company has been given under paragraph 2 Schedule 6 VATA (sales by retail).

(g) No Group Company is partially exempt for VAT purposes and there are no circumstances by reason of which any Group Company might not be entitled to credit for all Value Added Tax chargeable on supplies received and imports and acquisitions made by it.

(h) The Purchaser has been given in writing full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 VATA (interests in buildings and land) by any Group Company and any person in relation to which any Group Company is a relevant associate as defined in paragraph 3(7) of that Schedule in respect of the Properties and in respect of each election made, all things necessary for the election to have effect have been done and in particular any necessary notification and information has been duly given and any necessary permission has been duly given and any necessary permission has been properly obtained, and in no case has any Group Company charged Value Added Tax which is not properly any Group chargeable because a Group Company has not made an election to waive exemption having effect in relation to the relevant supply.

(i) There are no present circumstances by reason of which any Group Company is or could become liable to Value Added Tax under paragraph 1 (residential or charitable buildings: change of use etc) or paragraph 5 (developers of certain non-residential buildings etc) of Schedule 10 VATA or under the Value Added Tax (Self-Supply of Construction Services) Order 1989.

(j) In relation to each capital item (if any) within Part XV of the VAT Regulations in relation to which a liability under Part XV has arisen or could in future arise on any Group Company the Group Company has sufficient records to calculate the amount of any such liability.

23.      Stamp Duty and Stamp Duty Reserve Tax

(a) All documents in the possession or under the control of any Group Company or to the production of which any Group Company is entitled which are necessary to establish the title of any Group Company to any asset and which, in the United Kingdom or elsewhere, attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped and there is no liability for any penalty in respect of such duty; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

(b) No Group Company has since the Accounts Date incurred any liability to or been accountable for stamp duty reserve tax and there has been no agreement within section 87 (1) FA 1986 which could lead to any Group Company incurring any such liability or becoming so accountable.

(c) No Group Company has had transferred to it any chargeable securities (as defined in section 99 FA 1986) in circumstances which have given rise to or may give rise to a liability for stamp duty reserve tax nor are there any other circumstances in which any Group Company may have a liability for stamp duty reserve tax.

24.      The Subsidiaries

         Each of Ideal Financial Services Limited and Logical Online Limited is dormant and has no outstanding tax liabilities whatsoever.

                                   SCHEDULE 4

                         SCHEDULED INTELLECTUAL PROPERTY


1.       TRADEMARKS


------------------------ ---------------------- --------------------- ---------------------- ---------------------
Territory                Mark                   Number                Class                  Status
------------------------ ---------------------- --------------------- ---------------------- ---------------------
UK                       UNISOLVE               2180376               9, 16, 35, 38, 41, 42  Registered
                         Unisolve
------------------------ ---------------------- --------------------- ---------------------- ---------------------
CTM                      IDEAL UNISOLVE         982694                9, 16, 35, 38, 41, 42  Pending
------------------------ ---------------------- --------------------- ---------------------- ---------------------



                         [Chart with graphics omitted]




2.       DOMAIN NAMES TO BE TRANSFERRED TO THE COMPANY

         Contained in the Disclosure Letter

                                   SCHEDULE 5

                               COMPLETION ACCOUNTS

PART A - PRO FORMA COMPLETION ACCOUNTS

Part A - Pro Forma Completion Accounts


                                                                                                   (pound)           (pound)

Estimated "Fixed Assets"                 Tangible Assets                                         3,160,954
                                         Intangible Assets                                               -
                                                                                           ----------------
                                                                                                                   3,160,954

Estimated "Completion Assets"            Stock                                                  27,104,571
                                         Trade Debtors                                          65,600,869
                                         Debit Notes                                             6,472,370
                                         Prepayments & Other Debtors                               202,622
                                         Amounts owing from InterX Group companies                 159,730
                                                                                           ----------------
                                                                                                                  99,540,162

Estimated"Completion Liabilities"        Bank                                                  -24,116,188
                                         Trade Creditors                                       -54,626,872
                                         Other Creditors, Accruals & Taxes                     -10,706,463
                                                                                           ----------------
                                                                                                                 -89,449,523

"InterX Debtor"                                                                                                    1,234,562

Estimated July 2000 Profit (net of tax) - to be reallocated throughout assets/liabilities                            345,000

                                                                                                              ---------------
Gross Assets Less Liabilities                                                                                     14,831,155

"Completion Provision"                   Stock Value - 'POT'                                      -148,271
                                         Stock Specific                                           -434,612
                                         Bad Debts                                              -1,197,467
                                         Credit Notes for Customers                               -122,216
                                         Unallocated Credit Notes from Suppliers                  -681,785
                                         Debit Notes                                              -318,701
                                         Annual Bonuses                                           -355,909
                                                                                           ----------------
                                                                                                                  -3,258,961

                                                                                                              ---------------
Estimated Net Assets per July 2000 Management Accounts                                                            11,572,194

"Super Provision"                                                                                                 -1,678,333

                                                                                                              ---------------
Estimated "Completion Net Assets"                                                                                  9,893,861
                                                                                                              ===============

PART B - COMPLETION PROVISION, SUPER PROVISION AND CATASTROPHE PROVISION

1.       INTERPRETATION

         In this Schedule:


         "Completion Assets" means the assets of the Company as set forth in the Completion Accounts;

         "Completion Liabilities" means the liabilities of the Company as set forth in the Completion Accounts;

         "Completion Net Assets" means the value of net assets of the Company as set forth in the Completion Accounts;

         "Completion Provision" means the "completion provision" as set forth in the Completion Accounts;

         "Catastrophe Provision" means (pound)1,977,326 as adjusted in accordance with Part 7 below;

         "Super Provision" means the additional provision of at least (pound)1,318,218 as set forth in the Completion Accounts, as adjusted in accordance with Part 8.5 below;

         "InterX Debtor" means the inter-company loan of (pound)1,234,562 from the Company to InterX Media plc which is outstanding at the date of this agreement and which shall be settled in accordance with Part 7 below;

         "Pre-Completion Assets" means assets of the Company in existence at Completion but which were not reflected in the Completion Accounts; and

         "Pre-Completion Liabilities" means liabilities of the Company in existence at Completion but which were not reflected in the Completion Accounts.

2.       POST-COMPLETION CLAIMS AND POST-COMPLETION GAINS

2.1 Within 15 business days of the end of the months of August 2000, September 2000, October 2000, November 2000, December 2000, January 2001 and February 2001, the Purchaser shall cause the Company to deliver to the Seller management accounts (the "Review Accounts") for the relevant preceding month, such management accounts to be prepared in accordance with the procedures and accounting policies applied by the Seller in preparing the Accounts and to the same standard as the management accounts prepared by the Seller for the Purchaser for the months of May and June 2000. For the avoidance of doubt, any tax losses or other tax assets (other than VAT or other taxes paid on account) shall not be recognised in the Review Accounts.

2.2      Included in the Review Accounts shall be analyses of:

         2.2.1 any Completion Assets outstanding as at the end of the month in question;

         2.2.2 any Completion Liabilities outstanding as at the end of the month in question;

         2.2.3 any potential Pre-Completion Assets that have been accounted for in the month in question; and

         2.2.4 any potential Pre-Completion Liabilities that have been accounted for in the month in question.

2.3 Within 5 business days after delivery of the Review Accounts to the Seller under Part 2.1, and on the reasonable request of the Seller, authorised representatives of the Purchaser and the Seller shall review the Review Accounts (the "Provisions Review"). In undertaking the Provisions Review, both parties shall apply UK generally accepted accounting principles and the accounting practices of the Company at Completion, which, for the avoidance of doubt, shall preclude the recognition of any tax losses or other assets (other than VAT and other taxes paid on account), to ascertain and agree within such 5 business day period:

         2.3.1 which Completion Assets are unlikely to be realised, either in full or in part;

         2.3.2 which Completion Liabilities are unlikely to be realised, either in full or in part;

         2.3.3 whether there are any Pre-Completion Assets that should have been accounted for in the Review Accounts; and

         2.3.4 whether there are any Pre-Completion Liabilities that should have been accounted for in the Review Accounts,

         and accordingly to agree the actions, if any, to be taken by the Company to either mitigate any such potential loss (including using set-off or insurance policies) or maximise any such potential gain to the Company.

2.4 Subject to the Company carrying out the actions under Part 2.3, if both parties agree that:

         2.4.1 there is a Completion Asset that will not be realised, either in full or in part; or

         2.4.2 there is a Pre-Completion Liability which should have been accounted for in the Review Accounts,

         then the amount of the loss shall be agreed and termed a "Post-Completion Claim".

2.5 Subject to the Company carrying out the actions under Part 2.3, if both parties agree that:

         2.5.1 there is a Completion Liability that will not be realised, either in full or in part; or

         2.5.2 there is a Pre-Completion Asset which should have been accounted for in the Review Accounts,

         then the amount of the gain shall be agreed and termed a "Post-Completion Gain".

3.       COMPLETION PROVISION MANAGEMENT

3.1      At each Provisions Review:

         3.1.1 any agreed Post-Completion Claims shall be deducted from the Completion Provision; and

         3.1.2 any agreed Post-Completion Gains shall be added to the Completion Provision.

3.2 If the Completion Provision has been exhausted, and the balance agreed as zero, then all unapplied or future Post-Completion Claims and Post-Completion Gains shall be applied to the Super Provision in accordance with Part 4 below.

3.3 The balance on the Completion Provision at the end of the month in question shall be agreed during each Provisions Review.

4.       SUPER PROVISION MANAGEMENT

4.1 Subject to the Completion Provision being agreed as zero in accordance with Part 3.2 above, then at each Provisions Review:

         4.1.1 any unapplied agreed Post-Completion Claims shall be deducted from the Super Provision; and

         4.1.2 any unapplied agreed Post-Completion Gains shall be added to the Super Provision.

4.2 If the Super Provision has been exhausted, and the balance agreed as zero, then all unapplied future Post-Completion Claims and Post-Completion Gains shall be applied to the Catastrophe Provision in accordance with Part 7 below.

4.3 The balance on the Super Provision at the end of the month in question shall be agreed during each Provisions Review.

5.       EXIT CHARGE

5.1 To the extent that the estimated Exit Charge of (pound)3,000,000 is greater than the Actual Exit Charge paid as contemplated under Article 11 of the agreement, then the excess (the "Exit Charge Excess") shall be added to the Catastrophe Provision in accordance with Part 7 below.

5.2. To the extent that the estimated Exit Charge of (pound)3,000,000 is less than the actual Exit Charge paid as contemplated under Article 11 of the agreement, then the shortfall (the "Exit Charge Shortfall") shall be deducted from the Catastrophe Provision in accordance with
         Part 7 below.

5.3 To the extent that the creation of an Exit Charge Excess creates an additional charge to tax for the Company or the Purchaser, then the Exit Charge Excess shall be decreased on a (pound)1 for (pound)1 basis.

6.       PROPERTY ADJUSTMENT

6.1 Should the Purchaser exercise the Options, the "Property Adjustment" shall be(pound)550,000.

6.2 Should the Purchaser fail to exercise the Options, the "Property Adjustment" shall be(pound)0 (zero).

7.       CATASTROPHE PROVISION MANAGEMENT

7.1 At the Provisions Review to be held in March, 2001, both parties, having

         7.1.1    completed their review of the Review Accounts for February
                  2001;

         7.1.2    agreed the balance of the Completion Provision under Part 3
                  ("CP");

         7.1.3    agreed the balance of the Super Provision under Part 4 ("SP");

         7.1.4    agreed the value of any unapplied Post-Completion Claims under
                  Part 4.2 ("PCC");

         7.1.5    agreed the value of any unapplied Post-Completion Gains under
                  Part 4.2 ("PCG");

         7.1.6    agreed the value of the Exit Charge Excess, if any, under Part
                  5.1 and 5.3 ("ECE");

         7.1.7    agreed the value of the Exit Charge Shortfall, if any, under
                  Part 5.2 ("ECS"), and

         7.1.8    agreed the value of the Property Adjustment under Part 6
                  ("PA")

         shall then conduct the Catastrophe Provision Calculation under Part
         7.2.

7.2      Catastrophe Provision Calculation and the InterX Debtor:

         Where the value at Completion of the InterX Debtor ((pound)1,234,562) is "ID", then:

         7.2.1 if CP + SP - ID is greater than or equal to(pound)0 (zero), then the Catastrophe Provision is calculated as:

                  (pound)1,977,326 + ECE - ECS - PA, and the value of ID will then be deemed by the Seller, the Purchaser and the Company to be (pound)0 (zero), and all claims by the Purchaser or the Company for repayment of the InterX Debtor shall be waived forthwith.

         7.2.2 if CP + SP - ID is less than(pound)0 (zero), then the Catastrophe Provision is calculated as:

                  CP + SP - ID + (pound)1,977,326 - PCC + PCG + ECE - ECS - PA and the value of ID will then be deemed by the Seller, the Purchaser and the Company to be (pound)0 (zero), and all claims by the Purchaser or the Company for repayment of the InterX Debtor shall be waived forthwith.

7.3      Should the balance of the Catastrophe Provision, as calculated under
         Part 7.2 above, be greater than zero, then the amount shall be paid by the Purchaser to the Seller on 31st March 2001 provided that, in the absence of fraud, dishonesty or wilful concealment, the amount payable by the Purchaser under this Part 7.3 shall not exceed (pound)4,977,326, being the pre-adjusted Catastrophe Provision of (pound)1,977,326 aggregated with the estimated Exit Charge of (pound)3,000,000.

7.4      Should the balance of the Catastrophe Provision, as calculated under
         Part 7.2 above, be less than zero, then the amount shall be paid by the Seller to the Purchaser on 31st March 2001 provided that, in the absence of fraud, dishonesty or wilful concealment, the amount payable by the Seller under this Part 7.4 shall not exceed the Initial Consideration.

8.       General

8.1 The Completion Provision shall be determined in accordance with the procedures and accounting policies applied by the Seller in preparing the Accounts and to the same standard as the management accounts prepared by the Seller for the Purchaser for the months of May and June 2000. For the avoidance of doubt, any tax losses or other tax assets (other than VAT or other taxes paid on account) shall not be recognised in the Review Accounts.

8.2 If the Exit Charge has not been agreed with the Tax Authorities by 31st March 2001 then the Catastrophe Provision shall be calculated without reference to ECE or ECS. Upon subsequent agreement of the Exit Charge with the Tax Authorities the ECE or ECS is then to be settled by the respective party within 10 business days.

8.3 For the purposes of paragraph 8.2 the Exit Charge shall be agreed on the earlier of:

         8.3.1    the date on which it is agreed in writing with the Inland
                  Revenue;

         8.3.2 the date the Seller and the Purchaser agree the value of the Exit Charge in writing;

         8.3.3 if the Company has submitted an assessment to the Inland Revenue in respect of the accounting period in which the Exit Charge arises the last date on which the Inland Revenue can amend that assessment in the absence of fraudulent or negligent conduct or a failure by the Company to supply the Inland Revenue with all relevant information.

8.4      The Completion Accounts will include:

         8.4.1 a charge of (pound)25,000 for the professional costs of the preparation of Form 8-K.

         8.4.2 a charge of (pound)25,000 for the professional costs of the submission to, and the agreement with, the Tax Authorities of the Exit Charge.

         8.4.3 the creation of an "Other Debtor" of (pound)100,000, relating to the possible recovery of the costs of the abortive Logical Online Limited joint venture, with a corresponding provision of the same amount.

8.5 To the extent that the value of the net assets of the Company immediately prior to Completion exceeds (pound)9,893,861, then the Super Provision will be increased on a (pound)1 for (pound)1 basis so that the amount of the "Completion Net Assets" equals (pound)9,893,861.

8.6 The Exit Charge shall not be a Pre-Completion Liability nor a Post-Completion Claim. Any Exit Charge Excess shall not be treated as a Pre-Completion Asset giving rise to a Post-Completion Gain, and any Exit Charge Shortfall shall not be treated as a Pre-Completion Liability giving rise to a Post-Completion Claim.

8.7 Any payment made pursuant to Part 7.3 or 7.4, as the case may be, shall be deemed to be a pro tanto increase or decrease to the Consideration.

SIGNED as a deed by                                 )
INTERX PLC acting by                                )
its attorney                                        )
in the presence of:                                 )


Witness's signature:     ...........................

Name:                    ...........................

Address:                 ...........................



SIGNED as a deed by                                 )
INTERX MEDIA PLC acting by                          )
its attorney                                        )
in the presence of:                                 )


Witness's signature:     ...........................

Name:                    ...........................

Address:                 ...........................



SIGNED by                                            )
for and on behalf of                                 )
BELL MICROPRODUCTS INC.                              )